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                                                                     EXHIBIT 2.1



                         AGREEMENT OF SALE AND PURCHASE

                                 by and between

                           NOBLE DRILLING CORPORATION


                                      and


                            ROYAL NEDLLOYD N.V. and
                             NEDDRILL HOLDING B.V.





                                 April 25, 1996




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
                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I -- CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II -- PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.1       Assets to be Purchased . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.2       Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.3       Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.4       Limitation of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.5       Limitation on Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.6       Delivery of Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE III -- PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE IV -- THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.1       Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.2       Deliveries by Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.3       Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.4       Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.1       Organization; Existence and Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.2       Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.3       Articles of Association and Bylaws of Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.4       Authority; Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.5       No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.6       Purchased Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.7       Ownership of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.8       Vessel Classifications and Certifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.9       Seller's Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.10      Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.11      Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.12      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.13      Governmental Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.14      Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.15      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.16      Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.17      Employees Engaged in the Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.18      Financial Requirements Regarding Purchased Subsidiaries  . . . . . . . . . . . . . . . . . . . . .  21
         5.19      Bank Accounts and Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.20      Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.21      Illegal Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21





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
         5.22      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.23      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.24      No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.25      Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.26      Performance Bonds; Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.27      Certain Property on Vessels  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.28      No Business in the United States . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.29      Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.30      Venture Involving Neddrill Muravlenko  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.31      Joint Ventures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VI -- REPRESENTATIONS AND WARRANTIES OF PARENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.1       Organization and Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.2       Authority; Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.3       No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.4       Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.5       No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.6       Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VII -- REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.1       Organization and Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.2       Authority; Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.3       No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.4       Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.5       Governmental Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.6       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.7       No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.8       Charter and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.9       Buyer Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.10      SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.11      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.12      Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VIII -- CONDITIONS TO THE OBLIGATIONS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1       Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.2       Covenants and Agreements Performed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.3       Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.4       Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE IX -- CONDITIONS TO THE OBLIGATIONS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.1       Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.2       Covenants and Agreements Performed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.3       Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.4       Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.5       Financing by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.6       Diminution in Value of the Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32





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
ARTICLE X -- COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE,
                     RELATING TO AND SUBSEQUENT TO THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.1      Net Working Capital Determination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.2      Action of Buyer Regarding Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.3      Lock-Up  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.4      Restrictions on Certain Sales. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.5      Restrictions on Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.6      Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.7      Conduct of Business and Preservation of Assets . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.8      Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.9      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.10     Certain Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.11     Certain Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.12     Actions with Respect to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.13     Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.14     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.15     Vessel Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.16     Use of Neddrill Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.17     Continued Effectiveness of Representations and Warranties  . . . . . . . . . . . . . . . . . . . .  42
         10.18     Import Duties; Performance Bonds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.19     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.20     Removal of Outstanding Recommendations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.21     Maintenance of Inventory Levels  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.22     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.23     Conduct of Business Pending the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.24     Stock Exchange Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.25     Post-Closing Collection, Payment and Administrative Procedures . . . . . . . . . . . . . . . . . .  43
         10.26     Removal of Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         10.27     Settling of Intercompany Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE XI -- PARENT GUARANTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE XII -- EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         12.1      Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         12.2      Severance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         12.3      No Solicitation of Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         12.4      Preexisting Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         12.5      Employee Pension Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         12.6      Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         12.7      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE XIII -- TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         13.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         13.2      Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         13.3      Liquidated Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE XIV -- INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50





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
         14.1      Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         14.2      Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         14.3      Limitation of Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         14.4      Applicability of Indemnification Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE XV -- EXTENT AND SURVIVAL OF REPRESENTATIONS,
                       WARRANTIES, COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         15.1      General Disclaimer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         15.2      Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

ARTICLE XVI -- MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         16.1      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         16.2      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         16.3      Amendments and Waiver; Rights and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         16.4      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         16.5      Binding Effect; Assignment; Third Party Benefit  . . . . . . . . . . . . . . . . . . . . . . . . .  57
         16.6      No Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         16.7      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         16.8      References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         16.9      Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         16.10     Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         16.11     Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         16.12     Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58





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
                        INDEX TO SCHEDULES AND EXHIBITS

Schedule Number                                    Description
- ---------------                   ------------------------------------------------------------------------
1(a)                              Vessels
1(a)(i)                           Excluded Equipment
1(b)                              Shore-Based Inventory
1(d)(iii)                         Intellectual Property
1(d)(iv)                          Permits
1(e)                              Chartered Vessel Contracts
1(f)(i)                           Drilling Contracts
1(f)(ii)                          Other Contracts
1(g)                              Parent's Intellectual Property Registrations
2.2                               Certain Excluded Assets
2.6(a)                            Engineering Drawings, etc.
5.2                               Seller and Subsidiaries Qualifications
5.5                               Seller's Breaches
5.6                               Purchased Subsidiaries
5.8(b)                            Vessel Class Recommendations
5.9                               Seller's Insurance
5.11                              Seller's Defaults
5.12(a)                           Seller's Litigation
5.12(b)                           Seller's Governmental Notifications
5.14(a)                           Seller's Compliance With Laws
5.14(b)                           Seller's Violations of Applicable Environmental Laws
5.15                              Seller's Employee Matters
5.16(a)                           Seller's Collective Bargaining Arrangements
5.17(a)                           Purchased Subsidiaries' Directors, Officers and Employees
5.18                              Purchased Subsidiaries' Financial Requirements
5.19                              Purchased Subsidiaries' Bank Relations
5.22                              Seller's Tax Matters
5.23(c)                           Purchased Subsidiaries' Undisclosed Liabilities
5.26                              Seller's Performance Bonds; Letters of Credit
5.30                              Neddrill Muravlenko Contracts, Arrangements or Other Commitments
5.31                              Contracts, Arrangements or Other Commitments Relating to Joint Ventures
6.3                               Parent's Breaches
7.3                               Buyer's Breaches
7.5                               Buyer's Governmental Approvals
10.15(a)                          Purchase Price Adjustments
10.26                             Removed Encumbrances
12.5(b)                           Pension Insurance Heads of Agreement
12.5(c)                           Assumptions Used by Parent's Actuaries

Exhibit Number
- --------------
2.5(a)                            Form of Agreement Regarding Nonassigned Contracts
4.3(a)                            Form of General Assignment
8.3                               Form of Buyer's Officer's Certificate
8.4                               Buyer's Opinion of Counsel
9.3(a)                            Form of Parent's Officer's Certificate
9.3(b)                            Form of Seller's Officer's Certificate
9.4                               Seller's Opinion of Counsel
10.2(d)                           Form of Registration Rights Agreement
10.7                              1996 Capital Expenditure Plan

                         AGREEMENT OF SALE AND PURCHASE


         This AGREEMENT OF SALE AND PURCHASE (this "Agreement") is dated as of April 25, 1996, by and between NOBLE DRILLING CORPORATION, a Delaware corporation ("Buyer"), and ROYAL NEDLLOYD N.V., a Netherlands corporation ("Parent"), and NEDDRILL HOLDING B.V., a Netherlands corporation and a wholly owned direct subsidiary of Parent ("Seller");

                              W I T N E S S E T H:

         WHEREAS, Buyer desires to purchase the Assets (as hereinafter defined) from Seller and its Subsidiaries (as hereinafter defined); and

         WHEREAS, Seller desires to sell, and to cause its Subsidiaries to sell, the Assets to Buyer in consideration for the payment by Buyer of the Cash Purchase Price (as hereinafter defined) the issuance by Buyer of the Buyer Shares (as hereinafter defined) and the assumption by Buyer of the Assumed Liabilities (as hereinafter defined); and

         WHEREAS, Parent desires to take such actions as are necessary or appropriate to cause Seller to effect the transactions above described in this preamble and, in connection therewith, to guarantee the agreements and obligations of Seller in and under this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE I

                              CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following respective meanings:

         "Affiliate" means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" has the meaning specified in the preamble.

         "Applicable Environmental Laws" has the meaning specified in Section 5.14(b).

         "Applicable Laws" has the meaning specified in Section 5.14(a).

         "Arbiter" has the meanings specified in Section 10.1(e)(iv)(B).

         "Assets" means, collectively, all the property, assets and rights, tangible and intangible (other than the Excluded Assets), used by Seller and its Subsidiaries in the Business and to be acquired by Buyer pursuant to this Agreement, which consist of the following:

         (a) the following two drillships, six jackup rigs and one semi-submersible rig:

                 Neddrill 1 Drillship (Gusto Eng. Pelican Class)
                 Neddrill 2 Drillship (Neddrill)

                 Neddrill 3 Jackup (MSC CJ-46)
                 Neddrill 4 Jackup (Neddrill)
                 Neddrill Trigon Jackup (CFEM T-2005)
                 Neddrill 7 Jackup (MSC CJ-46)
                 Neddrill 9 Jackup (MSC CJ-46)
                 Neddrill 10 Jackup (CFEM T-2005)

                 Neddrill 6 Semi-submersible (2G Offshore Co. SCP III Mk 2),

together with all their respective drilling machinery and equipment (including without limitation, floor tools and blow- out preventers), engines, machinery, dynamic positioning systems and equipment, mooring systems and equipment, riser tensioner systems and equipment, boats, covers, anchors, chains, cables, tackle, rigging, apparel, furniture, computers and computer equipment, computer software, fittings and equipment, pumps and pumping equipment, spare components and parts, drill pipe, drill collars, bunkers and lubricating oils, racking, supporting inventory and stores (collectively, "Vessel Inventory"), living quarters located thereon and all other appurtenances thereto appertaining or belonging, including without limitation that set forth in Schedule 1(a); excluding, however, equipment described in Schedule 1(a)(i), equipment and stores owned by third-party suppliers (such as catering consumables, cement units or logging equipment) and equipment for which rental agreements are listed on Schedule 1(f)(ii) (collectively, the "Vessels");

         (b) the shore-based stocks owned by Seller or any of its Subsidiaries of all drilling machinery and equipment (including, without limitation, floor tools and blow-out preventers), engines, machinery, dynamic positioning systems and equipment, mooring systems and equipment, riser tensioner systems and equipment, boats, covers, anchors, chains, cables, tackle, rigging, apparel, furniture, computers, computer equipment and computer software, fittings and equipment, pumps and pumping equipment, spare components and parts, drill pipe, drill collars, racking, supporting inventory and stores
(i) that are used or maintained in connection with the Business or (ii) to the extent not described in the preceding clause, that are required to be maintained by Seller or any of its Subsidiaries under a Chartered Vessel Contract (as hereinafter defined), Drilling Contract (as hereinafter defined) or Other Contract (as hereinafter defined), including without limitation that set forth on Schedule 1(b) (collectively, "Shore-Based Inventory"), as such Inventory may be reduced through consumption thereof, or increased through replacement thereof or addition thereto, in the ordinary course of the maintenance and operation of the Vessels through the Closing Date;

         (c)     (i)      all the outstanding equity interest in each of the
following Subsidiaries of Seller:

                 Neddrill Nederland B.V.
                 Neddrill do Brasil Limitada
                 Nedstaff Europe Limited
                 Nedstaff Limited

(collectively, the "Purchased Subsidiaries"), it being understood that the term "Assets" as used in this Agreement includes the Purchased Subsidiaries Assets (as hereinafter defined) to be acquired by Buyer pursuant to this Agreement indirectly through the acquisition of the outstanding equity interest in the Purchased Subsidiaries;

                 (ii) all the equity interest of Seller or any of its Subsidiaries in the following:

                 Arktik Drilling Limited Inc.
                 Anchorsafe C.V.
                 DESDEC V.o.f.
                 Kenting V.o.f.; and

                 (iii) to the extent not repaid or otherwise discharged in accordance with Section 10.27, all, right, title and interest to receive repayment of outstanding indebtedness of a Purchased Subsidiary to Seller or Parent or any of their Affiliates other than another Purchased Subsidiary, if any, whether or not represented by a promissory note or other instrument in writing ("Intercompany Debt");

         (d) the following tangible and intangible assets used or held for use in connection with the Business, to the extent assignable by law and Seller or its Subsidiaries have the right to assign and transfer such assets:

                 (i)      all records to be delivered to Buyer pursuant to
         Section 2.6;

                 (ii) Seller's and its Subsidiaries' computer inventory and maintenance programs and computer models used in connection with the maintenance and operation of the Vessels;

                 (iii) all Intellectual Property (as hereinafter defined) relating to, or used in connection with the operation of, the Business, including without limitation the Intellectual Property described on Schedule 1(d)(iii), and all rights to recover for infringement thereon; and

                 (iv) the certificates, licenses, permits, consents, operating authorities, orders, exemptions, franchises, approvals, registrations and other authorizations and applications therefor specifically associated with the maintenance and operation of a Vessel and listed on Schedule 1(d)(iv) ("Permits");

         (e) the benefit and burden, subsequent to the Closing Date, of all right, title and interest of Seller or any of its Subsidiaries under the charters or other contracts or arrangements and any amendments thereto (the "Chartered Vessel Contracts") for the Neddrill Kolskaya (the "Chartered Vessel") existing on the Closing Date, including without limitation the Chartered Vessel Contracts identified on Schedule 1(e) existing on the Closing Date; and

         (f) the benefit and burden, subsequent to the Closing Date, of all right, title and interest of Seller or any of its Subsidiaries under:

                 (i) all drilling contracts or other charters or arrangements and any amendments thereto for the employment of the Vessels (the "Drilling Contracts") existing on the Closing Date, including without limitation the Drilling Contracts identified on
         Schedule 1(f)(i) existing on the Closing Date; and

                 (ii) all other contracts to which Seller or any of its Subsidiaries is a party relating to the Vessels or the Business (the "Other Contracts") existing on the Closing Date, including without limitation the Other Contracts identified on Schedule 1(f)(ii) existing on the Closing Date.

         "Assumed Liabilities" has the meaning specified in Section 2.3.

         "Benefit Plan" has the meaning specified in Section 5.15.

         "Best Efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

         "Business" means the offshore/onshore contract drilling, accommodation and other oil and gas exploration and production related service businesses engaged in by Seller or any of its Subsidiaries as conducted on the date of this Agreement and through the Closing Date.

         "Business Day" means a day on which national banks are generally open for the transaction of business in New York, New York.

         "Buyer" has the meaning specified in the preamble.

         "Buyer Basket" has the meaning specified in Section 14.2(a).

         "Buyer Common Stock" has the meaning specified in Section 3.1.

         "Buyer Designee" has the meaning specified in Section 16.5(a).

         "Buyer Pension Fund I" and "Buyer Pension Fund II" have the respective meanings specified in Section 12.5(b).

         "Buyer SEC Filings" has the meaning specified in Section 7.10.

         "Buyer Shares" has the meaning specified in Section 3.1.

         "Buyer Termination Event" has the meaning specified in Section
10.15(a).

         "Capital Expenditure Payments" has the meaning specified in Section 10.7(b).

         "Cash Purchase Price" has the meaning specified in Section 3.1.

         "Category I Employees" and "Category II Employees" have the respective meanings specified in Section 12.1.

         "Change of Control" has the meaning specified in Section 10.4(c).

         "Change of Control Consent Required Contract" has the meaning specified in Section 2.5(b).

         "Chartered Vessel Contracts" has the meaning specified in paragraph
(e) of the definition of Assets.

         "Chartered Vessel" has the meaning specified in paragraph (e) of the definition of Assets.

         "Claims" has the meaning specified in Section 14.1(a).

         "Closing" means the consummation of the transactions contemplated by
Article II of this Agreement in accordance with the terms and upon the conditions set forth in Article II.

         "Closing Date" has the meaning specified in Section 4.1.

         "Closing Net Working Capital" has the meaning specified in Section 10.1(b).

         "Consent Required Contract" has the meaning specified in Section
2.5(a).

         "Contractually Assumed Liabilities" has the meaning specified in
Section 2.3.

         "Convertible Preferred Stock" has the meaning specified in Section
7.4.

         "Drilling Contracts" has the meaning specified in paragraph (f)(i) of the definition of Assets.

         "Employees" means the employees employed by Seller or any of its Subsidiaries, or by Parent or any of its Subsidiaries and seconded to Seller or any of its Subsidiaries for employment, in the Business, including those employees (i) on temporary leave of absence, including military leave, and (ii) on temporary disability or sick leave.

         "Encumbrances" means liens (including without limitation maritime liens), charges, pledges, options, mortgages, security interests, claims and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

         "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

         "Excluded Assets" has the meaning specified in Section 2.2.

         "Excluded Capital Expenditures" has the meaning specified in Section 10.7(b).

         "Financial Statements" has the meaning specified in Section 5.23(a).

         "Financing Closing Date" has the meaning specified in Section 10.2(a).

         "General Assignment" has the meaning specified in Section 4.3(a).

         "Governmental Entity" means any court or tribunal in any jurisdiction or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality.

         "Intellectual Property" means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, inventions, computer software (including documentation and object and source codes) and similar rights, including without limitation all right, title and interest of Seller and its Affiliates in and to the name "Neddrill," and any derivative thereof, together with any goodwill associated with such name, and all registrations, applications, licenses and rights with respect to any of the foregoing, specifically excluding, however, the logo of Parent commonly described as resembling a "knot", having the registrations set forth on
Schedule 1(g).

         "Intercompany Debt" has the meaning specified in paragraph (c)(ii) of the definition of Assets.

         "Inventory" means the Vessel Inventory and Shore-Based Inventory.

         "Nonassigned Contract" has the meaning specified in Section 2.5(a).

         "Offshore Plan" has the meaning specified in Section 12.5(a).

         "Other Contracts" has the meaning specified in paragraph (f)(ii) of the definition of Assets.

         "Parent Pension Fund" has the meaning specified in Section 12.5(a).

         "Permits" has the meaning specified in paragraph (d)(iv) of the definition of Assets.

         "Permitted Encumbrances" means (i) Encumbrances for taxes, assessments and governmental charges not yet due and payable or the validity of which are being diligently contested in good faith by appropriate proceedings; (ii) statutory and maritime liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or any of its Subsidiaries, excluding any mortgage; (iii) the Drilling Contracts; (iv) the Chartered Vessel Contracts; (v) the Other Contracts; and
(vi) any other Encumbrances, title defects or imperfections or irregularities in title which in the aggregate do not exceed $500,000; provided, however, that at the Closing "Permitted Encumbrances" shall not include any

Encumbrances for taxes, assessments or governmental charges filed of record against the Assets, or statutory or maritime liens filed of record against the Assets, unless any such Encumbrances are being diligently contested in good faith by appropriate proceedings.

         "Plan" has the meaning specified in Section 10.7(b).

         "Prime Rate" has the meaning specified in Section 10.1(e)(i).

         "Purchased Subsidiaries" has the meaning specified in paragraph (c) of the definition of Assets.

         "Purchased Subsidiaries Assets" means, collectively, all the property, assets and rights, tangible and intangible, owned by the Purchased Subsidiaries.

         "Purchased Subsidiaries Financial Statements" has the meaning specified in Section 5.23(c).

         "Purchased Subsidiaries Liabilities" has the meaning specified in
Section 2.3.

         "Sale" has the meaning specified in Section 10.4(a).

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the United States Securities Act of 1933, as amended.

         "Seller" has the meaning specified in the preamble.

         "Seller Basket" has the meaning specified in Section 14.1(a).

         "Shore-Based Inventory" has the meaning specified in paragraph (b) of the definition of Assets.

         "Subsidiary" means, with respect to any person, (i) any corporation 50 percent or more of whose outstanding stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person directly or indirectly through its Subsidiaries, (ii) any general partnership, joint venture, association, limited liability company or other entity in which such person, directly or indirectly through its Subsidiaries, has a 50 percent or more equity interest at the time and (iii) any limited partnership of which such person or any of its Subsidiaries is a general partner. In addition, with respect to Parent and Seller, "Subsidiary" shall also mean Trigon Inc. and Trigon Contracting A.G.

         "Taxes" means any income taxes or similar assessments, any social security premiums or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, value added or other tax imposed by any taxing authority, including any interest, penalties or additions attributable thereto.

         "Tax Return" means any return or report with respect to Taxes.

         "Transaction Taxes" has the meaning specified in Section 10.11.

         "Vessel Inventory" has the meaning specified in paragraph (a) of the definition of Assets.

         "Vessels" has the meaning specified in paragraph (a) of the definition of Assets and "Vessel" means any one of the Vessels.

         "Voting Securities" means the shares of Buyer Common Stock and any other securities of Buyer entitled to vote generally for the election of directors or any other securities (including, without limitation, rights, warrants and options) convertible or exchangeable into, or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).

         "W/C Balance Sheet" has the meaning specified in Section 10.1(a).

         "W/C Current Assets" has the meaning specified in Section 10.1(a)(i).

         "W/C Current Liabilities" has the meaning specified in Section 10.1(a)(ii).

         "W/C Receivables" has the meaning specified in Section 10.1(e)(iii).


                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS

         2.1 Assets to be Purchased. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller and certain of its Subsidiaries shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase, acquire, accept and pay for, as hereinafter provided, the Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

         2.2 Excluded Assets. The Assets shall not include (i) claims (including claims for refunds) and rights under contracts to the extent, but only to the extent, that such claims and rights (a) are not Purchased Subsidiaries Assets and (b) do not relate to the conduct of the Business after the close of business on the Closing Date or (ii) any of the matters set forth on Schedule 2.2 (collectively, the "Excluded Assets").

         2.3     Assumed Liabilities.  As of and after the Closing, subject to
Section 2.5, Buyer shall assume and thereafter perform all obligations under the Chartered Vessel Contracts, the Drilling Contracts and the Other Contracts being assumed by Buyer to the extent, but only to the extent, that such obligations relate to the conduct of the Business after the close of business on the Closing Date (the "Contractually Assumed Liabilities"). Buyer and its Affiliates shall not assume or otherwise be obligated for any liabilities or obligations of Seller or its Subsidiaries except for (i) all liabilities and obligations of the Purchased Subsidiaries (the "Purchased Subsidiaries Liabilities"), but subject to the right to indemnification with respect to pre-closing matters and certain post-closing matters as provided in Article XIV and Section 12.7, and (ii) to the extent not described in the preceding clause (i), the Contractually Assumed Liabilities. The Contractually Assumed Liabilities and the Purchased Subsidiaries Liabilities are herein referred to collectively as the "Assumed Liabilities."

         2.4 Limitation of Liabilities. Buyer shall not assume or in any way be liable or responsible for any liabilities or obligations of Seller or any of its Subsidiaries except as specifically provided herein, it being expressly acknowledged that it is the intention of the parties hereto that all liabilities that Seller or its Subsidiaries has or may have in the future, whether fixed or contingent, and whether known or unknown, not expressly described in the definition of Assumed Liabilities shall be and remain the liabilities of Seller and its Subsidiaries. Without limiting the generality of the foregoing, except to the extent specifically provided in Section 2.3, Buyer shall not assume or take title to the Assets subject to (a) any liability or obligation of Seller or any of its Subsidiaries under any note, bond or other instrument secured by the Assets, (b) any liability or obligation of Seller or any of its Subsidiaries in respect of any express or implied representation, warranty, agreement or guaranty made (or claimed to have been made) by Seller or any of its Subsidiaries or imposed or asserted to be imposed by operation of law (except obligations or liabilities imposed on Buyer or any of its Subsidiaries by operation of law after the Closing) or (c) any account payable to any Affiliate of Seller.

         2.5     Limitation on Assignments.

         (a) Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to Buyer of any Chartered Vessel Contract, Drilling Contract, Other Contract, Permit, license or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof or a violation of any law or any judgment, decree, order, writ, injunction, rule or regulation of any Governmental Entity unless and until such consent shall have been obtained. In the case of any such Chartered Vessel Contract, Drilling Contract, Other Contract, Permit, license or other right that cannot be effectively transferred to Buyer without such consent (a "Consent Required Contract"), Seller agrees that between the date hereof and the Closing Date it will use its Best Efforts to obtain or cause to be obtained the necessary consents to the transfer of any Consent Required Contract. In this connection, Buyer agrees to cooperate with Seller and Seller's Subsidiaries in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by Seller, a Subsidiary of Seller or the other contracting party under a Consent Required Contract. In the event that Seller or Seller's Subsidiaries shall have failed prior to the Closing Date to obtain consents to the transfer of any Consent Required Contract, the terms of this Section 2.5(a) shall govern the transfer of the benefits of each such contract. Seller and Buyer shall use their Best Efforts after the Closing Date to obtain any required consent to the assignment to, and assumption by, Buyer of each Consent Required Contract that is not transferred to Buyer at the Closing (a "Nonassigned Contract"). Seller or a Subsidiary of Seller, as the case may be, and Buyer, or any Buyer Designee, shall enter into an agreement substantially in the form of that attached hereto as Exhibit 2.5(a) on the Closing Date with respect to each Nonassigned Contract providing that until the rights and obligations of Seller or Seller's Subsidiary thereunder are transferred to or assumed by Buyer, or, if earlier, until termination of such Nonassigned Contract, Seller shall continue to perform its obligations thereunder and Buyer shall provide such assistance, at the sole expense of Buyer, as Seller may reasonably request for such purpose, including without limitation the use of personnel and assets (by lease or otherwise) of Buyer and its Affiliates of the type and quantity that Seller or Seller's Subsidiary would have used to perform such Nonassigned Contract had the transactions contemplated by this Agreement not been consummated. Such agreement shall also provide that in consideration of the provision of such assistance, Seller shall, promptly after payment of any amounts to Seller by the other party to a Nonassigned Contract, pay such amounts to Buyer after subtracting therefrom the reasonable direct costs and expenses actually incurred by Seller as a result of its performance of the Nonassigned Contract.

         (b) If any Chartered Vessel Contract, Drilling Contract, Other Contract, Permit or license to which a Purchased Subsidiary is a party or which is issued in the name of a Purchased Subsidiary provides that the sale of equity interest in such Purchased Subsidiary may not be undertaken without the prior consent of any other party (a "Change of Control Consent Required Contract"), then Seller agrees that between the date hereof and the Closing Date it will obtain or cause to be obtained the necessary consents to the transfer of the equity interest of such Purchased Subsidiary to Buyer. In this connection, Buyer agrees to cooperate with Seller and Seller's Subsidiaries in obtaining such consents and to enter into such arrangement as may be reasonably requested by Seller, a Subsidiary of Seller or the other party to the Change of Control Consent Required Contract.

         2.6     Delivery of Records.

         (a) Subject to Section 2.6(b), Buyer shall be entitled to all books, records, papers and instruments of Seller and its Subsidiaries of whatever nature and wherever located that relate to the Assets or the operation of the Business, including without limitation all financial and accounting records, the company books of the Purchased Subsidiaries, all records physically located on the Vessels on the Closing Date and all books and records relating to Employees, the purchase of materials, supplies and services, research and development, engineering drawings, designs, schematics, blueprints, instruction manuals, flowsheets, models, maintenance schedules and similar technical records, including without limitation the technical records described in Schedule 2.6(a), and dealings with customers, vendors and suppliers of the Business, and including computerized books and records and other computerized storage media and the software (including documentation and object and source codes) used in connection therewith, provided that Seller shall be entitled to retain copies at its expense of any such books and records that are necessary for its tax, accounting or legal purposes.

         (b) Seller shall be entitled to retain all originals of its corporate, financial, accounting, legal, tax and auditing records. Each of Seller's Subsidiaries (other than the Purchased Subsidiaries) shall be entitled to retain all originals of its corporate, financial, accounting, legal, tax and auditing records. Each of the Purchased Subsidiaries, the ownership of which shall be transferred to Buyer at the Closing, shall be entitled to retain all originals of its corporate, financial, accounting, legal, tax and auditing records, and all business registration documents or other licenses required under applicable law.

                                  ARTICLE III

                                 PURCHASE PRICE

         The aggregate consideration for the Assets shall consist of (a) cash in the amount of $300,000,000 (subject to adjustment as provided in Section 10.15) (the "Cash Purchase Price"), (b) 5,000,000 shares of common stock, par value $.10 per share ("Buyer Common Stock"), of Buyer (the "Buyer Shares"), and
(c) the assumption by Buyer of the Contractually Assumed Liabilities.


                                   ARTICLE IV

                                  THE CLOSING

         4.1 Time and Place of Closing. The Closing shall take place at the offices of Thompson & Knight, P.C., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, at 9:00 a.m., local time, or at such other place or time as the parties may agree in writing, on the Financing Closing Date. The date on which the Closing is required to take place is herein referred to as the "Closing Date."

         4.2 Deliveries by Parent. At the Closing, Parent shall deliver to Buyer the following:

         (a) the certificate and opinion of counsel contemplated by Sections 9.3(a) and 9.4, respectively; and

         (b) such other certificates, instruments and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

         4.3 Deliveries by Seller. At the Closing, Seller shall deliver or cause its Subsidiaries to deliver the following to Buyer:

         (a) a duly executed General Conveyance, Assignment and Bill of Sale and Transfer and Assumption of Liabilities (the "General Assignment") in the form of Exhibit 4.3(a), together with such other bills of sale, assignments and other instruments of transfer, assignment and conveyance, including without limitation individual instruments of transfer for each of the Vessels, as Buyer shall reasonably request to vest in Buyer or any Buyer Designee good and marketable title to the Assets;

         (b)(i) a duly executed irrevocable proxy for the execution of a notarial deed of transfer or other duly executed form of transfer or bought and sold note for the registered shares in a Purchased Subsidiary, and/or (ii) stock certificates representing the outstanding shares of a Purchased Subsidiary duly endorsed in blank, or accompanied by stock powers duly executed in blank, and otherwise in form acceptable to Buyer for the effective and lawful transfer of the appropriate Purchased Subsidiary, and (iii) all promissory notes and other instruments of indebtedness evidencing Intercompany Debt, if any, duly endorsed in blank and such other instruments of transfer as may be required for the effective and lawful transfer of the Intercompany Debt to Buyer or any Buyer Designee;

         (c) the minute books, registers of directors and secretaries, business registration certificate, stock records and corporate seal, if any, of each of the Purchased Subsidiaries, certified as complete and correct as of the Closing Date by the secretary or an assistant secretary of such Purchased Subsidiary;

         (d) all the Purchased Subsidiaries' books and records, including without limitation deed or certificate of incorporation, memorandum and articles of association currently in force, corporate charter, bylaws, bank account records, accounting records, computer records and all contracts with third parties;

         (e) the written resignations of such individuals who possess management authority, whether by appointment or election or by proxy, with respect to the Purchased Subsidiaries (including without limitation any director or the company secretary), and the appointment of such persons in their place, as Buyer shall, at least five Business Days prior to the Closing Date, specify in writing to the Seller, such resignations to be effective concurrently with the Closing;

         (f) the written resignation of the auditors of Nedstaff Europe Limited containing a negative statement under Section 394(1) of the Companies Act 1985 of the United Kingdom and an acknowledgement that such auditors have no claim against Nedstaff Europe Limited for compensation for loss of office or for professional fees or otherwise;

         (g) the written resignation of the auditors of Nedstaff Limited containing a negative statement under Section 140A(2) of the Companies Ordinance (Chapter 32) of the laws of Hong Kong and an acknowledgement that such auditors have no claim against Nedstaff Limited for compensation for loss of office or for professional fees or otherwise;

         (h)     copies of any consents obtained as contemplated by Section
2.5;

         (i) the certificate and opinion of counsel contemplated by Sections 9.3(b) and 9.4, respectively; and

         (j) such other certificates, instruments and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

         4.4 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller:

         (a) the Cash Purchase Price by the wire transfer of immediately available funds to a bank account designated by Seller in any bank in the continental United States;

         (b) a certificate or certificates representing the Buyer Shares registered in the name of Parent;

         (c) a duly executed General Assignment and such other instruments of transfer and assumption as Seller shall reasonably request in order to cause an effective assignment to and assumption by Buyer of the Contractually Assumed Liabilities;

         (d) the certificate and opinion of counsel contemplated by Sections 8.3 and 8.4, respectively;

         (e) a duly executed irrevocable proxy for the execution of a notarial deed of transfer or other form of transfer and bought and sold note (in relation to Nedstaff Limited) for the registered shares in a Purchased Subsidiary; and

         (f) such other certificates, instruments and documents as may be reasonably requested by Parent or Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as follows:

         5.1     Organization; Existence and Registration.

         (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Seller and its enterprise are registered under number 130160 with the Trade Register held by the Chamber of Commerce of Rotterdam.

         (b)     Neither Seller nor any of its Subsidiaries

                 (i) has been dissolved, and no resolution to dissolve such company has been adopted and there is no action or request pending to accomplish such a dissolution;

                 (ii) is a party to a merger as described in article 2.309 Dutch Civil Code or similar applicable law, which has not become effective;

                 (iii) has been declared bankrupt, and no action or request is pending to declare such company bankrupt; or

                 (iv)     has filed for or been granted an official moratorium,

and no equivalent (by whatever name called) has occurred in any other jurisdiction.

         5.2 Qualification. Seller and each of its Subsidiaries set forth on Schedule 5.2 is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each of the jurisdictions set forth opposite its name in Schedule 5.2, which are all the jurisdictions in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it so to be qualified or licensed, unless the failure so to qualify or be licensed would not reasonably be expected to have a material adverse effect on the Business taken as a whole or create an Encumbrance on any of the Assets.

         5.3 Articles of Association and Bylaws of Subsidiaries. Seller has made available to Buyer accurate and complete copies of (i) the memorandum and articles of association and/or bylaws of Seller and each of its Subsidiaries identified on Schedule 5.2 (certified by an appropriate official of such entity's jurisdiction of incorporation) as currently in effect, (ii) the stock records or register of members of Seller and each of such Subsidiaries and (iii) the minutes of all meetings of the respective Boards of Directors of Seller and such Subsidiaries, any committees of such Boards, and the stockholders of Seller and such Subsidiaries (and all consents in lieu of such meetings). Such records, minutes, and consents accurately reflect the stock ownership of Seller and its Subsidiaries identified on Schedule 5.2 and all actions taken by such Boards of Directors, committees, and stockholders. Neither Seller nor any of its Subsidiaries is in violation of any provision of its memorandum and articles of association or bylaws, other than violations which, individually or in the aggregate, do not and will not have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise), or prospects of the Seller or any such Subsidiary of Seller, considered independently.

         5.4 Authority; Etc. Seller and each Subsidiary of Seller has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by it, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Seller and the execution and delivery by Seller and each Subsidiary of Seller of all agreements, instruments and documents to be executed and delivered by each of them hereunder, the performance by Seller and each Subsidiary of Seller of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, including without limitation by all necessary action of the Boards of Directors of Seller and any such Subsidiary, and no other corporate proceedings are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered hereunder by Seller and each Subsidiary of Seller have been duly authorized to do so by all necessary actions on the part of Seller and any such Subsidiary. This Agreement constitutes, and each other agreement or instrument to be executed hereunder by Seller and any Subsidiary of Seller, when executed and delivered by Seller and/or any such Subsidiary, will constitute, the legal, valid and binding obligation of Seller and/or any such Subsidiary, as the case may be, enforceable against Seller and/or any such Subsidiary in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.5 No Violations. Except as set forth on Schedule 5.5, the execution and delivery of this Agreement by Seller, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by Seller and/or any Subsidiary of Seller of the transactions contemplated hereby will not:

         (a) violate any of the terms of the deed of incorporation, memorandum of association, bylaws or deeds of amendment to, or special resolutions amending, the articles of association of Seller or any Subsidiary of Seller;

         (b)     (i)      result in a breach of or constitute a default under
(whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Seller or any Subsidiary of Seller is a party or by which Seller or any Subsidiary of Seller is bound or to which any of the Assets is subject, which breach or default would reasonably be expected to have a material adverse effect on the ownership or operation of the Assets, or (ii) result in the creation of any Encumbrance on any of the Assets, or otherwise give any person the right to terminate any Chartered Vessel Contract, Drilling Contract, Permit or Other Contract; or

         (c) to Seller's knowledge, violate any national or local law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Seller or any Subsidiary of Seller, or the assets of Seller or any Subsidiary of Seller, which violation would reasonably be expected to have a material adverse effect on the ownership or operation of the Assets.

         5.6     Purchased Subsidiaries.

         (a) Schedule 5.6 lists each Purchased Subsidiary, the jurisdiction of incorporation of each Purchased Subsidiary, the Trade Register (or other equivalent) registration number of each Purchased Subsidiary and the Chamber of Commerce (or Companies Registry or other equivalent organization) holding such registration of the authorized and outstanding capital stock of each Purchased Subsidiary and the owner of such capital stock. Each Purchased Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to liquidate or dissolve (or take equivalent or similar action against) any Purchased Subsidiary are pending.

         (b) Except as otherwise indicated on Schedule 5.6, all of the outstanding shares of capital stock of each Purchased Subsidiary are legally and beneficially owned directly by the Seller or another Subsidiary of Seller, free and clear of all Encumbrances. Such shares of the Purchased Subsidiaries are free and clear of usufruct or pledges. All outstanding shares of capital stock of each Purchased Subsidiary have been validly issued and are fully paid and nonassessable. No shares of capital stock of any Purchased Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights.

         (c) Except as set forth on Schedule 5.6, there are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities or Intercompany Debt of any Purchased Subsidiary, (ii) no securities of Seller or any Subsidiary of Seller convertible into or exchangeable for shares of capital stock or other voting securities of any Purchased

Subsidiary, (iii) no options or other rights to acquire from Seller or any Subsidiary of Seller, and no obligation of the Seller or any Subsidiary of Seller to issue or sell, any shares of capital stock or other voting securities of any Purchased Subsidiary or any securities convertible into or exchangeable for such capital stock or voting securities and (iv) no equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to any Purchased Subsidiary. There are (and as of the Closing Date there will be) no outstanding obligations of Seller or any Purchased Subsidiary to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests, or rights.

         (d) Seller and any Subsidiary of Seller that is the owner of shares of capital stock of the Purchased Subsidiaries has acquired title to such shares by deeds of transfer or other valid forms of transfer, validly signed and recognized, in which it is stated that the purchase price had been paid for such shares, and neither the transfer nor the title underlying the transfer can be dissolved, annulled or declared null and void.

         (e) No depository receipts have been issued for the shares of capital stock of the Purchased Subsidiaries with the cooperation of Seller or any of its Subsidiaries.

         (f) Future distributions which may become payable in respect to the shares of capital stock of the Purchased Subsidiaries have not been disposed of.

         5.7     Ownership of Assets.

         (a) As of the date of this Agreement, Seller and its Subsidiaries collectively own good and marketable title to the Assets, free and clear of all Encumbrances except for Encumbrances described on Schedule 10.26, which shall be removed and terminated prior to the date of the preliminary closing contemplated by Section 10.2(b), and Permitted Encumbrances. At the Closing, Seller and its Subsidiaries will collectively own, and upon Seller's and the appropriate Subsidiaries' execution and delivery of the General Assignment and appropriate bills of sale and of the stock powers, transfer forms and certificates representing the outstanding equity interests in the Purchased Subsidiaries, Buyer will own, good and marketable title to the Assets, free and clear of all Encumbrances except for Permitted Encumbrances.

         (b) As of the date of this Agreement, each of the Purchased Subsidiaries owns (and at the Closing will own) good and marketable title to the Assets owned by it, free and clear of all Encumbrances except for Permitted Encumbrances.

         5.8     Vessel Classifications and Certifications.

         (a) The classification of each Vessel and the flag, if any, under which it is documented is set forth on Schedule 1(a) or Schedule 1(d)(iv).

         (b) Set forth on Schedule 5.8(b), Schedule 1(a) or Schedule 1(d)(iv) is a summary of the recommendation to class for each of the Vessels based on the most recent survey received by Seller or its Subsidiaries for such Vessel as of the date of this Agreement, as well as a listing of (i) required certifications (including without limitation Det Norske Veritas, American Bureau of Shipping, United States Coast Guard, Bureau Veritas and Lloyds Register of Shipping certifications) and the expiration date for each such certification and (ii) outstanding safety case recommendations. Each of the Vessels has in full force and effect all required certifications necessary for its present operations (with the exception of any thereof that may be affected by any loss or damage referred to in Section 10.15). Except as disclosed by Seller to Buyer in writing at or prior to the Closing, none of the Vessels has suffered any material damage to its condition (excepting normal wear and tear) since March 18, 1996, the date of completion of Buyer's inspection of the Vessels.

         5.9 Seller's Insurance. Seller and its Subsidiaries maintain with sound and reputable insurers, and there are currently in full force and effect, policies of insurance with respect to the Assets and Business against such casualties and contingencies of such types and in such amounts as are customary for offshore drilling contractors of similar size engaged in similar operations. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any such policy has been received by Seller or any of its Subsidiaries. Set forth on Schedule 5.9 is a summary description of the insurance maintained by Seller and its Subsidiaries covering each of the Vessels and its ownership and operation.

         5.10    Inventory.

         (a) On the date of this Agreement, Seller and its Subsidiaries own, and upon Closing and Seller's and its Subsidiaries' execution and delivery of the General Assignment, Buyer and the Purchased Subsidiaries will own, good and marketable title to the Inventory, as such Inventory may be reduced through the consumption thereof, or increased through replacement thereof or additions thereto, in the ordinary course of the maintenance and operation of the Vessels through the Closing Date, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances, if any, created or permitted to be imposed by Buyer.

         (b) On the date of this Agreement, Seller maintained Inventory with respect to each Vessel and Chartered Vessel necessary to comply with any applicable Drilling Contract, Chartered Vessel Contract or Other Contract and in accordance with past practice.

         5.11 Contracts. Seller has made available to Buyer for review complete and correct copies of all the Chartered Vessel Contracts, Drilling Contracts and Other Contracts. Except as separately identified on Schedule 1(f)(i) or 1(f)(ii), each of the Chartered Vessel Contracts, Drilling Contracts and Other Contracts, or the capital stock of a Purchased Subsidiary that is a party to any such contract, may be transferred to Buyer without the consent of any person. Each of the Chartered Drilling Contracts, Drilling Contracts and Other Contracts is valid, binding and in full force and effect against Seller or a Subsidiary of Seller, as the case may be, and, to Seller's knowledge, is valid, binding and in full force and effect against the other party thereto. Except as set forth on Schedule 5.11, neither Seller nor any of its Subsidiaries is in default in any material respect, and no notice of alleged default has been received by Seller or any of its Subsidiaries, under any of the Chartered Vessel Contracts, Drilling Contracts or Other Contracts, no other party thereto is, to the knowledge of Seller or its Subsidiaries, in default thereunder in any material respect, and, to the knowledge of Seller or its Subsidiaries, there exists no condition or event which, with or without notice or lapse of time or both, would (i) constitute a material default under any of the Chartered Vessel Contracts, Drilling Contracts or

Other Contracts by Seller, any of its Subsidiaries or any other parties thereto or (ii) would otherwise give any other party to such a contract the right to charge penalties to Seller or any of its Subsidiaries or reduce the rates that would otherwise be payable to Seller or any of its Subsidiaries under such a contract.

         5.12    Litigation.

         (a) Except for litigation described on Schedule 5.12(a), there is no litigation and there are no arbitration proceedings or governmental proceedings, suits or investigations pending, instituted or, to the knowledge of Seller, overtly threatened against any of the Assets or against Seller or any of its Subsidiaries and relating to the ownership and operation of the Assets before any Governmental Entity applicable to or binding upon Seller, its Subsidiaries or any of the Assets that (i) seeks permanent injunctive relief,
(ii) if adversely determined would delay or prevent the consummation of the transactions contemplated by this Agreement or (iii) would reasonably be expected to have a material adverse effect on Seller or the Business taken as a whole or create an Encumbrance on, or otherwise affect the ownership or operation of, any of the Assets.

         (b) Except for matters described on Schedule 5.12(b), neither Seller, any Subsidiary of Seller nor any of the properties or assets of Seller or any Subsidiary of Seller is subject to any judicial or administrative judgment, order, decree or restraint in a manner that is material and adverse to Seller or the Business taken as a whole or that would create an Encumbrance on, or otherwise affect the ownership or operation of, any of the Assets. Except as referred to on Schedule 5.12(b), neither Seller nor any Subsidiary of Seller has received any notifications or charges in writing from any Governmental Entity involving alleged violations of or alleged obligations to remediate under occupational safety and health or water quality or other environmental matters that materially and adversely affect the conduct by Seller or any Subsidiary of Seller of its operations or that have not been finally dismissed or otherwise disposed of.

         5.13 Governmental Approval. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller and its Subsidiaries of the transactions contemplated hereby, other than (i) notification of the Social Economic Council in The Netherlands, which has been duly given, (ii) filing of an application for approval by the Rotterdam District Court for deletion of the Neddrill 2, Neddrill 3, Neddrill 4, Neddrill 6 and Neddrill 7 from The Netherlands Shipping Register and approval by such court of such application, or if the aforementioned vessels and rigs will be registered at The Netherlands Shipping Register subsequent to Closing, filing of a notarial deed of transfer for each of such vessels and rigs at the Netherlands Shipping Register and (iii) the filing of a Request for the Issuance of Certificates of Permission for Sale for the Purpose of Re-registration or Deletion (whichever may be required by Buyer) for the Neddrill 1, Neddrill Trigon, Neddrill 9 and Neddrill 10 with the Chief of Vessel Registration/Document Division of the Office of the Deputy Commissioner Maritime Affairs, Republic of Liberia.

         5.14    Compliance With Laws.

         (a) Except as set forth on Schedule 5.14(a), neither Seller nor any Subsidiary of Seller is to Seller's knowledge in violation of or in default under any applicable law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation (collectively, "Applicable Laws") relating to the ownership or operation of the Assets, including, without limitation, any applicable maritime law relating to the Vessels, which violation or default materially and adversely affects Seller's or its Subsidiaries' ownership or operation (as presently conducted) of the Assets, and no claim is pending or, to Seller's knowledge, overtly threatened with respect to any such matters which if determined adversely to Seller or its Subsidiaries would have such effect.

         (b)     Without limiting Section 5.14(a) and except as set forth on
Schedule 5.14(b), Seller and its Subsidiaries have conducted the Business in accordance with Applicable Laws pertaining to health, safety or the environment (collectively, "Applicable Environmental Laws") and neither Seller nor any of its Subsidiaries is subject to any pending or, to Seller's knowledge, overtly threatened investigation or inquiry by any Governmental Entity, or to any remedial obligations, under any Applicable Environmental Laws.

         5.15 Employee Benefits. Set forth on Schedule 5.15 is a list identifying each employee benefit plan, policy, agreement or arrangement, including without limitation, pension, stock option, share saving, profit sharing, incentive and bonus arrangements, whether legally enforceable or not which (i) is, has been or is proposed to be entered into, administered, maintained or contributed to by or on behalf of Seller or any of its Subsidiaries or (ii) covers any employee or former employee of Seller or any Subsidiary of Seller or under which Seller or any Subsidiary of Seller has any liability (each, a "Benefit Plan"). Each Benefit Plan has been maintained and contributed to in compliance with the requirements of Applicable Law; and to Seller's knowledge, Seller and its Subsidiaries have paid and discharged when due all obligations and liabilities arising under such plans and Applicable Law of a character which, if not paid or discharged, are likely to result in the imposition of an Encumbrance or the assertion of a liability enforceable against the Assets or the Purchased Subsidiaries.

         5.16    Labor Relations.

         (a) Except as disclosed on Schedule 5.16(a), (i) there are no collective bargaining agreements or other similar agreements, arrangements, or understandings, written or oral, with Employees as a group to or by which Seller or any Subsidiary of Seller is a party or is bound; (ii) no Employees of any Seller or Subsidiary of Seller are represented by any labor organization, collective bargaining representative or group of employees; (iii) no labor organization, collective bargaining representative or group of employees claims to represent a majority of the Employees of Seller or any Subsidiary of Seller in an appropriate unit of Seller or any such Subsidiary; (iv) neither Seller nor any Subsidiary of Seller has been involved with any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any of its Employees or been subject to or, to the knowledge of Seller, threatened with any strike or other concerted labor activity or dispute; and (v) neither Seller nor any Subsidiary of Seller is obligated to bargain collectively with respect to wages, hours and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative or group of Employees.

         (b) Each of Seller and its Subsidiaries is in compliance with all Applicable Laws pertaining to employment and employment practices and wages, hours, and other terms and conditions of employment in respect of their respective employees and are not engaged in any unfair labor practices or unlawful employment practices. There is no pending or, to the knowledge of Seller, threatened action, claim, investigation or inquiry by or before, and neither Seller nor any Subsidiary of Seller is subject to any judgment, order, writ, injunction or decree of or inquiry from, any Governmental Entity in connection with any current, former or prospective employee of Seller or any Subsidiary of Seller.

         (c) Seller believes that relations between the Employees of its Subsidiaries and its Subsidiaries are satisfactory.

         5.17    Employees Engaged in the Business.

         (a)     Set forth on Schedule 5.17(a) is a list of:

                 (i)      all directors and officers of the Purchased
         Subsidiaries; and

                 (ii) the name, social insurance number (or the equivalent), and dates of employment by any Subsidiary of Seller of each Employee, together with the total amounts of salary, bonuses and other compensation paid or payable by any Subsidiary of Seller to each such person for the current fiscal year and the immediately preceding fiscal year.

         (b) No Employee has given or received notice terminating his employment. Neither Seller nor any Subsidiary of Seller has given notice of any redundancies to any Employee or government department or started consultations with any trade union or workers' compensation pursuant to any statute or regulation in relation to any of the Employees, except that Parent and Seller have consulted with the Central Works Council and Trade Unions in the Netherlands with respect to the transactions contemplated by this Agreement.

         (c) Seller and its Subsidiaries have maintained adequate and suitable records regarding each Employee and Seller has made the employee records of Seller's Subsidiaries available to Buyer.

         (d) Except as set forth on Schedule 5.12(a), there are no outstanding claims by any person who is an Employee or any dispute with any material number or class of the Employees.

         (e) Upon Closing there will be no pension benefits, commitments or obligations regarding the Employees, including but not limited to backservice liabilities, which are not completely funded on a projected benefit obligation (as defined under U.S. SFAS No. 87, Employers' Accounting for Pensions) basis by (i) insurance contracts owned by or issued to a Purchased Subsidiary or (ii) the transfer of funds by Parent or the Parent Pension Fund to or as directed by Buyer in accordance with Section 12.5(b).

         (f) The consummation of the transactions contemplated by this Agreement will not result in the incurrence of any severance pay obligation or long service payment obligation to any person employed by Seller or its Subsidiaries.

         5.18 Financial Requirements Regarding Purchased Subsidiaries. Set forth on Schedule 5.18 is a list and brief description of all bonds, deposits, financial assurance requirements and insurance coverage required to be submitted to Governmental Entities for the continued ownership and operation of the business and assets of the Purchased Subsidiaries.

         5.19    Bank Accounts and Powers of Attorney.  Set forth on Schedule
5.19 are (i) the name and address of each bank or other financial institution in which any Purchased Subsidiary has an account or a safe deposit box, the account and safe deposit box numbers thereof and the names of all persons authorized to draw thereon or to have access thereto, (ii) the names of all persons authorized to borrow funds on behalf of any Purchased Subsidiary and the names of all entities from which they are authorized to borrow funds and
(iii) the names of all persons, if any, holding powers of attorney from any Purchased Subsidiary.

         5.20 Books and Records. All the books and records of the Purchased Subsidiaries, including all personnel files, employee data and other materials relating to employees, are substantially complete and correct, have been maintained in accordance with good business practice and all Applicable Laws, and, in the case of the books of account, have been prepared and maintained in accordance with generally accepted accounting principles consistently applied. Such books and records accurately and fairly reflect, in reasonable detail, all material transactions, assets and liabilities of the Purchased Subsidiaries.

         5.21 Illegal Payments. To the knowledge of Seller, none of Seller or any Purchased Subsidiary or any director, officer, employee, or agent of Seller or any Purchased Subsidiary has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official or other person, in the United States or any other country, in any manner related to the business or operations of any Purchased Subsidiary, which Seller or any Purchased Subsidiary or any such director, officer, employee or agent knows to have been or has reason to believe was illegal under any Applicable Law.

         5.22    Tax Matters.  Except as disclosed on Schedule 5.22:

                 (a) Seller and each Subsidiary of Seller has (and as of the Closing Date will have) duly filed all federal, state, local and foreign Tax Returns required to be filed by or with respect to them with the applicable taxing authority, and no extensions with respect to such Tax Returns have (or as of the Closing Date will have) been requested or granted;

                 (b) Seller and each Subsidiary of Seller has (and as of the Closing Date will have) paid all Taxes due, or claimed by any taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal proceedings;

                 (c) Since January 1, 1989, there has been no issue raised or adjustment proposed (and none is pending) by any taxing authority in connection with any of the Tax Returns;

                 (d) Seller and each Subsidiary of Seller have (and as of the Closing Date will have) made all deposits required with respect to Taxes;

                 (e) The income Tax Returns of Seller and its Subsidiaries have been duly audited by the appropriate Dutch or other taxing authority through the taxable year ended December 31, 1988 and the audit proceedings have been closed and all adjustments settled through the taxable year ended December 31, 1988; and

                 (g) Seller has not made any special arrangements with any taxing authority.

         5.23    Financial Statements.

                 (a) Seller has delivered to Buyer accurate and complete copies of Seller's audited consolidated balance sheet as of December 31, 1994 and 1995, and the related audited consolidated Seller's statements of income, stockholders' equity, and cash flows/changes in financial position for the years then ended and the year ended December 31, 1993, and the notes and schedules thereto, together with the unqualified report thereon of KPMG Accountants N.V., independent public accountants (the "Financial Statements"). The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of Seller and its consolidated Subsidiaries in conformity with each of United States and Dutch generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved and (iii) accurately, completely and fairly present Seller's consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows/changes in financial position for each of the periods then ended.

                 (b) Seller has delivered to Buyer accurate and complete copies of audited balance sheets as of December 31, 1995 and the related statements of income, stockholder's equity and cash flow/changes in financial position for the year then ended for each of the Purchased Subsidiaries (the "Purchased Subsidiaries Financial Statements"). Each of the Purchased Subsidiaries Financial Statements
         (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of the Purchased Subsidiaries, in conformity with each of United States and Dutch generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved and (iii) accurately, completely and fairly present each of the Purchased Subsidiaries financial position as of the date thereof and, where applicable, its consolidated results of operations and cash flows/changes in financial position for the period then ended.

                 (c) No Purchased Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller or any Subsidiary of Seller, and whether due or to become due), except (i) liabilities reflected on the balance sheet included in the Purchased Subsidiaries Financial Statements, (ii) liabilities described in the notes accompanying the Purchased Subsidiaries Financial Statements, (iii) liabilities which have arisen since the date of the balance sheet included in the Purchased Subsidiaries Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort or infringement), (iv) liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), (v) liabilities specifically set forth on Schedule 5.23(c) and (vi) other liabilities which are not material to any Purchased Subsidiary.

         5.24 No Brokers. Seller has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Seller in connection with such transactions. Seller agrees to indemnify and hold harmless Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Seller.

         5.25 Disclosure. No representations or warranty made by Seller in this Agreement and no statement of Seller or its representatives contained in any document, certificate or other writing furnished or to be furnished by Seller pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact (other than those facts generally recognized to be industry risks normally associated with the contract drilling business) necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         5.26    Performance Bonds; Letters of Credit.  Set forth on Schedule
5.26 is a listing of all performance and similar bonds and letters of credit currently posted by, or any certificate of financial responsibility or similar evidence of financial accountability obtained or procured by, Seller or any Subsidiary of Seller for the purpose of owning or operating the Vessels or otherwise conducting the Business.

         5.27 Certain Property on Vessels. Since March 18, 1996, the date of completion of Buyer's inspection of the Vessels, subject to normal wear and tear and consumption in the ordinary course of business, neither Seller nor any of Seller's Subsidiaries has removed or permitted to be removed any tangible property from any Vessel which tangible property has in the aggregate a value equal to or greater than $250,000 in the aggregate for all the Vessels, except for any such tangible property relocated from one Vessel to another Vessel or transferred to Inventory.

         5.28 No Business in the United States. The transactions contemplated hereby are exempt from the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder because (i) the Assets (excluding the voting securities of the Purchased Subsidiaries) are assets located outside the United States to which no sales in or into the United States are attributable and (ii) none of the

Purchased Subsidiaries made aggregate sales in or into the United States of $25 million or more in 1995, the most recent fiscal year of each of the Purchased Subsidiaries.

         5.29 Intellectual Property. Except for the Intellectual Property set forth on Schedule 1(d)(iii), Seller and Seller's Subsidiaries do not own, hold, use or have pending any material Intellectual Property in connection with the operation of the Assets or the Business. Seller and Seller's Subsidiaries own or have rights to use all Intellectual Property, free from burdensome restrictions, that are necessary for the operation of the Assets and the Business as presently operated. Seller and Seller's Subsidiaries are not currently infringing upon the Intellectual Property of any third party and have not received any written notice or claim of any infringement, violation, misuse or misappropriation by Seller or any of its Subsidiaries in connection with the operation of the Assets or the Business of any Intellectual Property owned or purported to be owned by any other person.

         5.30 Venture Involving Neddrill Muravlenko. Seller has heretofore delivered to Buyer a true and correct copy of (i) the Joint Venture Agreement dated March 5, 1996 among State Company Arktikmorneftegazrazvedka, Kvaerner Moss Technology A.S. and Neddrill Nederland B.V. relating to the Neddrill Muravlenko, which agreement has been approved by the State Committee Controlling the State Property of Murmansk Region, and (ii) the Protocol of the meeting held March 5/6, 1996 between such parties. There are no contracts, arrangements or other commitments relating to the Neddrill Muravlenko other than those identified on Schedule 5.30.

         5.31 Joint Ventures. Seller has heretofore delivered to Buyer a true and correct copy of (i) the Joint Venture Agreement for Kenting V.o.f. dated April 15, 1995, between Neddrill Onshore B.V. and Kenting Drilling B.V.,
(ii) the Joint Venture Agreement for Anchorsafe C.V. between Stevlos B.V. and Neddrill Anchorsafe B.V. and (iii) the Joint Venture Agreement for DESDEC V.o.f. between Neddrill Nederland B.V. and Marine Structure Consultants (MSC) B.V. There are no contracts or arrangements between the parties to such agreements, or commitments of Seller or any Subsidiary of Seller in connection with such agreements, other than as set forth in such agreements or as described on Schedule 5.31.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent hereby represents and warrants to Buyer as follows:

         6.1 Organization and Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Parent and its enterprise are registered under number 129791 with the Trade Register held by the Chamber of Commerce of Rotterdam. Parent is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it so to be qualified or licensed, unless the failure so to qualify or be licensed would not reasonably be expected to have a material adverse effect on the Business taken as a whole or create an Encumbrance on any of the Assets.

         6.2 Authority; Etc. Parent has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by Parent, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Parent and all agreements, instruments and documents to be executed and delivered by Parent hereunder, the performance by Parent of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Parent, and no other corporate proceedings of Parent are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Parent hereunder, have been duly authorized to do so by all necessary actions on the part of Parent. This Agreement constitutes, and each other agreement or instrument to be executed by Parent hereunder, when executed and delivered by Parent, will constitute, the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         6.3 No Violations. Except as set forth on Schedule 6.3, the execution and delivery of this Agreement by Parent, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

         (a) violate any of the terms of the deed of incorporation or deeds of amendment to the articles of association of Parent;

         (b)     (i)      result in a breach of or constitute a default under
(whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Parent is a party or by which Parent is bound or to which any of the Assets is subject which breach or default would reasonably be expected to have a material adverse effect on the ownership or operation of the Assets, or (ii) result in the creation of any Encumbrance on any of the Assets, or otherwise give any person the right to terminate any Chartered Vessel Contract, Drilling Contract, Permit or Other Contract assumed by Buyer; or

         (c) to Parent's knowledge, violate any national or local law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Parent, or its assets, which violation would reasonably be expected to have a material adverse effect on the ownership or operation of the Assets.

         6.4     Investment Representations.

         (a) In acquiring the Buyer Shares, Parent is not offering or selling, and will not offer or sell, for Buyer in connection with any distribution of the Buyer Shares and Parent does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable United States federal securities laws.

         (b) Parent acknowledges that it or its representatives have been furnished with substantially the same kind of information regarding Buyer and its business, assets, results of operations and financial condition as would be contained in a registration statement prepared in connection with a public sale of the Buyer Shares. Parent further represents that it has had an opportunity to ask questions of and receive answers from Buyer regarding Buyer and its business, assets, results of operations and financial condition and the terms and conditions of the issuance of the Buyer Shares.

         (c) Parent acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Buyer Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer Shares.

         (d) Parent understands that, subject to Section 10.2(d), the Buyer Shares will be acquired by Parent in a transaction subject to Rule 145 under the Securities Act, and that, as a result, the Buyer Shares cannot be sold or otherwise disposed of except (i) in accordance with such Rule, (ii) pursuant to an effective registration statement filed with the SEC under the Securities Act or (iii) pursuant to an exemption from registration under the Securities Act. In this connection, Parent represents that it is familiar with Rules 144 and 145 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for the Buyer Common Stock in connection with the Buyer Shares.

         (e) It is agreed and understood by Parent that the certificate representing the Buyer Shares shall conspicuously set forth on the face or back thereof, in addition to any legends required by applicable law or other agreement, legends in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIED. SUCH SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY (1) IN ACCORDANCE WITH THE TERMS OF SUCH RULE OR (2) PURSUANT TO A REGISTRATION STATEMENT FILED UNDER SUCH ACT, UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED.

         THE RIGHT TO SELL, TRANSFER OR OTHERWISE DISPOSE OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN AN AGREEMENT OF SALE AND PURCHASE DATED APRIL 25, 1996 BETWEEN NOBLE DRILLING CORPORATION (THE

         "CORPORATION"), NEDDRILL HOLDING B.V. AND ROYAL NEDLLOYD N.V., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

Notwithstanding the foregoing, the first legend set forth above relating to Rule 145 shall not be set forth on the certificate representing the Buyer Shares in the event the Buyer Shares are not included in a registration statement of Buyer filed with the SEC as contemplated by Section 10.2(a). It is agreed and understood by Buyer that the first legend set forth above will be removed upon the registration of the shares represented by such certificate under the Securities Act or upon delivery to Buyer of a written opinion of counsel, which opinion and counsel are reasonably satisfactory to Buyer, to the effect that such legend is not required.

         6.5 No Brokers. Except for Goldman, Sachs & Co. (whose fee in respect of the transactions contemplated hereby shall be paid solely by Parent) and Per-Egil Ramuz Evensen (whose fee due pursuant to his agreement with Parent in respect of the transactions contemplated hereby shall be paid solely by Parent), Parent has not employed or authorized any one to represent it as a broker or finder in connection with the transaction contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Parent in connection with such transactions. Parent agrees to indemnify and hold harmless Buyer from and against any and all losses, claims demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Parent.

         6.6 Disclosure. No representations or warranty made by Parent in this Agreement and no statement of Parent or its representatives contained in any document, certificate or other writing furnished or to be furnished by Parent pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact (other than those facts generally recognized to be industry risks normally associated with the contract drilling business) necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.


                                  ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller and Parent as follows:

         7.1 Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Buyer is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it so to be qualified or licensed unless the failure so to qualify or be licensed would not reasonably be expected to have a material adverse effect on the business or financial condition of Buyer and its Subsidiaries taken as a whole.

         7.2 Authority; Etc. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by Buyer, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Buyer and all agreements, instruments and documents to be executed and delivered by Buyer hereunder, the performance by Buyer of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Buyer, and no other corporate proceedings of Buyer are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Buyer hereunder, have been duly authorized to do so by all necessary actions on the part of Buyer. This Agreement constitutes, and each other agreement or instrument to be executed by Buyer hereunder, when executed and delivered by Buyer, will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         7.3 No Violations. Except as set forth on Schedule 7.3, the execution and delivery of this Agreement by Buyer, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby (including the financing contemplated by Section 10.2) will not:

         (a) violate any of the terms of the certificate of incorporation or bylaws of Buyer;

         (b) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a material adverse effect on Buyer's business or financial condition or the results of its operations or on its ability to perform its obligations hereunder; or

         (c) to Buyer's knowledge, violate any federal or state law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Buyer or any of its subsidiaries, except that no representation is made as to the application of any United States antitrust law or regulation to the transactions contemplated by this Agreement, which violation would reasonably be expected to have a material adverse effect on Buyer's business or financial condition or the results of its operations or on its ability to perform its obligations hereunder.

         7.4 Capitalization. The authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock of which 94,586,079 were outstanding on April 8, 1996, and

15,000,000 shares of preferred stock, par value $1.00 per share, of which (i) 4,025,000 shares have been designated $1.50 Convertible Preferred Stock (the "Convertible Preferred Stock") and were outstanding on April 8, 1996 and (ii) 1,100,000 shares have been designated Series A Junior Participating Preferred Stock and zero shares were outstanding on April 8, 1996. Except for non-employee director stock options, stock option and other employee benefit plans of Buyer and the outstanding Convertible Preferred Stock, there are no outstanding options, warrants or rights to purchase and there are no other outstanding securities convertible into or exchangeable for any shares of Buyer Common Stock on the date of this Agreement.

         7.5 Governmental Approval. Except as set forth on Schedule 7.5, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         7.6 Litigation. There is no litigation and there are no arbitration proceedings or governmental proceedings, suits or investigations pending, instituted or, to the knowledge of Buyer overtly threatened against Buyer or its Subsidiaries that could reasonably be expected to have a material adverse effect on the business or financial condition of Buyer and its Subsidiaries taken as a whole or that, if adversely determined, would delay or prevent the consummation of the transactions contemplated by this Agreement.

         7.7 No Brokers. Except for Simmons & Company International (whose fee in respect of the transactions contemplated hereby shall be paid solely by Buyer) and Per-Egil Ramuz Evensen (whose fee due pursuant to his agreement with Buyer in respect of the transactions contemplated hereby shall be paid solely by Buyer), Buyer has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Buyer in connection with such transactions. Buyer agrees to indemnify and hold harmless Seller and Parent from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Seller or Parent may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Buyer.

         7.8 Charter and Bylaws. Buyer has made available to Parent and Seller or their representatives accurate and complete copies of the Certificate of Incorporation and Bylaws of Buyer as currently in effect.

         7.9 Buyer Shares. The Buyer Shares have been duly authorized for issuance and, if and when issued and delivered by Buyer in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Buyer Shares under this Agreement is not subject to any preemptive or similar rights.

         7.10 SEC Filings. Buyer has heretofore delivered to Parent and Seller accurate and complete copies of all reports, registration statements and other filings filed by Buyer with the SEC since January 1, 1995 (the "Buyer SEC Filings"). As of their respective dates, the Buyer SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included in the Buyer SEC Filings present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Buyer as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

         7.11 Insurance. Buyer and its Subsidiaries maintain with sound and reputable insurers, and there are currently in full force and effect, policies of insurance with respect to their respective assets and operations, in amounts and coverages as are customary in the oil and gas contract drilling industry.

         7.12 Disclosure. No representations or warranty made by Buyer in this Agreement and no statement of Buyer or its representatives contained in any document, certificate or other writing furnished or to be furnished by Buyer pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact (other than those facts generally recognized to be industry risks normally associated with the contract drilling business) necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.


                                  ARTICLE VIII

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligations of Seller to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Seller and Parent:

         8.1 Accuracy of Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         8.2 Covenants and Agreements Performed. Buyer shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

         8.3 Officer's Certificate. Seller shall have received a certificate in the form of Exhibit 8.3 hereto, dated as of the Closing Date, of the President or a Vice President of Buyer certifying as to the matters specified in Sections 8.1 and 8.2.

         8.4 Legal Opinion. Seller shall have received from Thompson & Knight, P.C., counsel for Buyer, an opinion dated the Closing Date, substantially in the form of Exhibit 8.4 hereto.


                                   ARTICLE IX

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

         9.1     Accuracy of Representations and Warranties.

         (a) Each representation and warranty of Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         (b) Each representation and warranty of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         9.2     Covenants and Agreements Performed.

         (a) Parent shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

         (b) Seller shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

         9.3     Officer's Certificate.

         (a) Buyer shall have received a certificate in the form of Exhibit 9.3(a) hereto, dated as of the Closing Date, of the President or a Vice President of Parent certifying as to the matters specified in Sections 9.1(a) and 9.2(a).

         (b) Buyer shall have received a certificate in the form of Exhibit 9.3(b) hereto, dated as of the Closing Date, of the President or a Vice President of Seller certifying as to the matters specified in Sections 9.1(b) and 9.2(b).

         9.4 Legal Opinion. Buyer shall have received from Griggs & Harrison, P. C. and Nauta Dutilh, counsel to Parent and Seller, an opinion dated the Closing Date, substantially in the form of Exhibit 9.4 hereto.

         9.5 Financing by Buyer. Buyer shall have obtained net proceeds of financing for the purchase of the Assets in an amount not less than the Cash Purchase Price.

         9.6 Diminution in Value of the Assets. Since the date of this Agreement, there shall not have been (i) an actual, constructive, arranged or compromised total loss (as determined by Seller's insurance underwriter's marine surveyor) of either the Neddrill 1 Drillship, the Neddrill 2 Drillship or the Neddrill 6 Semi-submersible or of two or more other Vessels or (ii) a cancellation, termination or rescission by Petrobras of either of the currently subsisting Drilling Contracts with Petrobras regarding the Neddrill 1 Drillship and the Neddrill 2 Drillship.


                                   ARTICLE X

                COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE,
                   RELATING TO AND SUBSEQUENT TO THE CLOSING

         Parent, Seller and Buyer hereby covenant and agree as follows:

         10.1    Net Working Capital Determination.

                 (a) Current Assets and Current Liabilities. Seller shall prepare and deliver to Buyer, at the preliminary closing contemplated by Section 10.2(b), a combined balance sheet as of such date for the Purchased Subsidiaries prepared in accordance with United States generally accepted accounting principles and on a basis consistent with the Financial Statements (the "W/C Balance Sheet"), together with sufficient detailed information necessary to identify items included in account balances. For purposes of this Section 10.1:

                          (i) "W/C Current Assets" means those assets identified on the W/C Balance Sheet as "current assets," less any such assets that are rig-related assets, plus any cash deposits posted as performance bonds, regardless of whether such deposits are classified as "current assets"; and

                          (ii) "W/C Current Liabilities" means those liabilities identified on the W/C Balance Sheet as "current liabilities," less any such liabilities that constitute Intercompany Debt.

                 (b) Net Working Capital. For the purposes of this Agreement, the book net working capital of the Purchased Subsidiaries on a combined basis at the time of Closing (the "Closing Net Working Capital") shall be the dollar amount by which:

                          (i)     the total value of the W/C Current Assets,

                          exceeds

                          (ii)    the total value of the W/C Current
                 Liabilities.

                 (c) Closing Net Working Capital Estimation. The parties acknowledge that the Closing Net Working Capital will not be capable of precise determination until some time following Closing. Accordingly, Seller shall use its best reasonable estimate of the Closing Net Working Capital from the financial records of the Purchased Subsidiaries as they stood on the date of the preliminary closing contemplated by Section 10.2(b) to prepare the W/C Balance Sheet and determine an estimate of the Closing Net Working Capital at the time of Closing and shall adjust for any variances in the manner provided in Section 10.1(d).

                 (d) Net Working Capital Surpluses and Deficiencies. Subject to any adjustment required pursuant to Section 10.7(b), the amount of Closing Net Working Capital shall equal $25 million. To the extent the amount of Closing Net Working Capital is more than $25 million in the Closing Net Working Capital estimation prepared in accordance with Section 10.1(b), Seller may, prior to Closing, withdraw from the Purchased Subsidiaries and retain cash in an amount equal to such difference so that the amount of Closing Net Working Capital equals $25 million. To the extent the amount of Closing Net Working Capital is less than $25 million in the Closing Net Working Capital estimation prepared in accordance with Section 10.1(b), Seller shall contribute cash to the Purchased Subsidiaries in an amount equal to such difference so that the amount of Closing Net Working Capital equals $25 million.

                 (e)      Post-Closing Adjustment Procedure.

                          (i) Buyer shall within 90 days after the Closing Date provide Seller with a draft statement of adjustments in respect of the calculation of the Closing Net Working Capital reflecting all such new information in that respect as Buyer shall have received between the Closing Date and the date of preparation of the draft revised statement of adjustment. Seller shall have a period of 10 Business Days from the date of receipt of such draft revised statement of adjustment in which to conduct, at its expense, an investigation of matters relating thereto, including an audit of Buyer's financial records in respect of the Purchased Subsidiaries if so requested, and to advise Buyer of any errors or omissions in the draft revised statement of adjustment. Seller and Buyer shall thereupon have a further period of five Business Days in which to resolve any disputes which they might have with respect to any such items, and, except for any such items which are the subject of a reasonable and bona fide dispute, the statement of adjustments shall be finalized and the net amount of any adjustment payment required to be made by one party to the other on the basis thereof, together with interest thereon, shall be paid in cash within five Business Days. Interest on the amount of such adjustment shall accrue from the Closing Date until the date of payment at a rate equal to the Prime Rate in effect from time to time during such period plus two percent. For the purposes of this
                 Section 10.1(e), "Prime Rate" means an annual rate of interest equal to the floating annual rate of interest from time to time set by Texas Commerce Bank National Association as the prime base rate used by it to determine rates of interest charged on U.S. dollar commercial loans to customers in the United States, being the rate from time to time designated as such by the said bank in Houston, Texas.

                          (ii) Acknowledging that it is foreseeable that not all adjustment items (such as the potential adjustment contemplated by Section 10.1(e)(iii)) will have become ascertainable by the time of preparation of the revised statement of adjustments to be prepared pursuant to Section 10.1(e)(i), any such items which have not been ascertained at such time shall thereafter be adjusted between Seller and Buyer on an item-by-item basis as soon as ascertained; provided, however, that neither Seller nor Buyer shall be entitled to make any claim for any such adjustment item unless written notice thereof has been given to the other party within one year after the Closing Date, or unless such adjustment item is raised as a counterclaim or set-off item in response to any claim asserted by the other party at any time after Closing. Any such adjustment shall be paid together with interest thereon, which shall accrue at the Prime Rate plus two percent from the Closing Date until paid.

                          (iii) If, on or prior to 120 days after the Closing Date, Buyer has been unable to collect in full any accounts receivable forming a part of the W/C Current Assets (the "W/C Receivables"), Buyer shall have the option to sell and, upon exercise of such option by Buyer, Seller shall have the obligation to buy, such uncollected W/C Receivables, for cash, at the aggregate face value thereof less any allowance for doubtful accounts reflected on the W/C Balance Sheet with respect to such W/C Receivables. Seller shall be obligated to consummate such repurchase within ten days after written notice from Buyer of Buyer's election to require such repurchase. In the event that the repurchase of any W/C Receivables is not consummated within the required period, the amount to be paid by Seller for such W/C Receivables, or any portion thereof remaining unpaid from time to time, shall bear interest at a rate equal to the Prime Rate in effect from time to time while such amount remains unpaid, plus two percent.
                 If Buyer does not elect to put the unrealized W/C Receivables back to Seller in the manner provided in this Section 10.1(e)(iii), Buyer shall retain all rights to such W/C Receivables, and there shall be no adjustment therefor.

                          (iv) Notwithstanding Section 16.4, in the event of any dispute between Seller and Buyer with respect to the propriety of an adjustment to be made under this Section 10.1(e), either party may have the matter submitted to arbitration by providing the other party with a written notice setting forth reasonable particulars of the matter in dispute and requesting the arbitration of the matter.

                                  (A)      Such arbitration shall be conducted
                          in accordance with the Rules of the American
                          Arbitration Association.

                                  (B) Within three Business Days after the issuance of an arbitration notice, each of the parties shall seek to agree on the selection of an arbiter (the "Arbiter"). In the event that the parties cannot agree on the selection of the Arbiter within such time, each party shall select an arbiter, which two arbiters shall in turn select a third arbiter. These three arbiters shall hear and determine the matter in dispute. In such case, all references hereafter to the Arbiter shall be deemed to apply to such three arbiters.

                                  (C) Within three Business Days after the selection of the Arbiter, each of Seller and Buyer shall provide the Arbiter with a written submission setting forth its position with respect to the matter in dispute, and the Arbiter shall forthwith thereafter proceed to hear and determine the matter in dispute, with a view to rendering its decision within 30 days.

                                  (D) The decision of the Arbiter shall be drawn up in writing and signed by the Arbiter and, absent manifest error, shall be final and binding on Parent, Seller and Buyer.

                                  (E)      Responsibility for the compensation
                          and expenses of the Arbiter shall be allocated between the parties by the Arbiter as part of Arbiter's decision.

         10.2    Action of Buyer Regarding Financing.

         (a) Buyer shall promptly after the date of this Agreement initiate and diligently pursue action to obtain financing in an amount not less than the Cash Purchase Price. In such connection, Buyer plans to file with the SEC one or more registration statements under the Securities Act for the firm commitment underwritten offer and sale of its securities. Buyer shall consult with Parent and Seller, and Parent and Seller shall cooperate with and assist Buyer, in preparing such registration statement, particularly with respect to the information therein relating to Parent, Seller and Seller's Subsidiaries. Buyer agrees to use its Best Efforts to cause any such registration statement to become effective under the Securities Act as soon as practicable. The date on which Buyer consummates one or more financings the net proceeds of which aggregate at least the Cash Purchase Price is herein referred to as the "Financing Closing Date."

         (b) If Buyer obtains financing through an underwritten offering and sale of its securities as contemplated by subsection (a) of this Section 10.2, Buyer, Parent and Seller agree that a preliminary closing of the transactions contemplated hereby shall be held on or about two Business Days prior to the date on which Buyer enters into one or more underwriting agreements with its underwriters for the public offering of Buyer's securities. At any such preliminary closing, the closing documents under this Agreement shall be presented and examined by Buyer and Seller and all documents deemed satisfactory shall be held in escrow until the Closing.

         (c) Buyer shall keep Parent informed at all times with respect to the status of the financing contemplated by subsection (a) of this Section 10.2 and in any event shall inform Parent (i) upon filing of, the receipt of comments from the SEC as to and the response of Buyer to such comments, and the effectiveness of, any registration statement filed by Buyer under the Securities Act relating to such financing, (ii) upon pricing of the securities under any such registration statement or (iii) upon receipt by Buyer of notice from the SEC of the issuance of a stop order with respect to any such registration statement.

         (d) Buyer agrees to use its Best Efforts to include the Buyer Shares in a registration statement filed with the SEC as contemplated by subsection (a) of this Section 10.2; provided, however, that if Buyer reasonably concludes (after consultation with its counsel, its managing underwriter(s) and its counsel, Parent and its U.S. counsel, and, in Buyer's discretion, the Division of Corporation Finance Staff of the SEC) that the Buyer Shares may only be included in such a registration statement if such a registration statement is on a form other than Form S-3 or Form S-2, then Buyer, at its option, may elect not to include the Buyer Shares in a registration statement filed and effective with the SEC at the Closing Date.
If Buyer elects not to include the Buyer Shares in a registration statement pursuant to the preceding sentence, then on the Closing Date Buyer and Parent shall enter into an agreement relating to the registration of the resale of the Buyer Shares by Parent substantially in the form of Exhibit 10.2(d) hereto.

         10.3 Lock-Up. Parent agrees that it will not, directly or indirectly, sell, assign, transfer, pledge, encumber or otherwise dispose of (in this Section, "transfer") any of the Buyer Shares prior to the date that is nine months after the Closing Date. Notwithstanding any provision of this Agreement to the contrary, Parent agrees that it will not transfer any of the Buyer Shares in violation of the Securities Act.

         10.4    Restrictions on Certain Sales.

         (a) Subject to subsection (b) below, prior to the second anniversary of the Closing Date, Parent shall not sell or otherwise dispose of 2,500,000 or more shares of Buyer Common Stock held by Parent (or any of its Subsidiaries) (including, without limitation, the Buyer Shares) in a single transaction or series of related transactions (a "Sale") to a transferee (including its Affiliates and any person or persons which are to Parent's knowledge after due inquiry part of any group, within the meaning of Section 13(d) of the Exchange Act, which includes such transferee or any of its Affiliates) which beneficially owns, or after giving effect to such Sale would beneficially own, five percent or more of the then outstanding Voting Securities.

         (b) Notwithstanding the provisions of subsection (a) above, Parent's obligation thereunder shall not be applicable to Sales of Voting Securities

                 (i)      After the date of a Change of Control of Buyer;

                 (ii) Pursuant to a tender offer or an exchange offer approved by the Board of Directors of Buyer; or

                 (iii) As a result of or in connection with consummation of a merger, consolidation or sale of all or substantially all the assets of Buyer.

         (c) For purposes of this Section 10.4, "Change of Control" means the occurrence of either of the following events:

                 (i) A person or group (within the meaning of Section 13(d)(3) of the Exchange Act) shall attain the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of an equity interest representing at least 50 percent of the Voting Securities, unless such attainment has been approved by the Board of Directors of Buyer; or

                 (ii) Buyer, directly or indirectly, consolidates or merges with any other person or sells or leases its properties and assets substantially as an entirety to any other person, unless approved by the Board of Directors of Buyer.

         10.5 Restrictions on Certain Actions. Parent hereby agrees (subject to the occurrence of the Closing) that for a period of two years after the Closing Date:

         (a) Neither Parent nor any of its Affiliates shall, without the prior written approval of the Board of Directors of Buyer, acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any Voting Securities, except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally.

         (b) Neither Parent nor any of its Affiliates shall deposit any Voting Securities into a voting trust or, except as provided in this Section, subject any Voting Securities to any agreement, arrangement or understanding with respect to the voting of such Voting Securities or any agreement having similar effect.

         (c) Neither Parent nor any of its Affiliates shall make or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Regulation 14A promulgated under the Exchange Act) to vote or seek to advise or influence any person with respect to the voting of, any Voting Securities.

         (d) Neither Parent nor any of its Affiliates shall form, join, in any way participate in, or encourage the formation of, a partnership, limited partnership, syndicate or other group (within the meaning of Section 13(d)(3) of the Exchange Act), or otherwise act in concert with any person, for the purpose of acquiring, holding, voting or disposing of Voting Securities.

         (e) Neither Parent nor any of its Affiliates shall act, alone or in concert with others, to seek to affect or influence the control of management or the Board of Directors of Buyer or the business, operations or affairs of Buyer; provided, however, that actions taken solely by exercise of the right to vote Voting Securities of which Parent or any of its Affiliates are the beneficial owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) shall not violate this provision.

         (f) Neither Seller nor any of its Affiliates shall take any action inconsistent with the foregoing provisions of this Section.

         10.6 Access. Until the Closing, Seller shall give the officers, attorneys, accountants and other authorized representatives of Buyer full access, during normal business hours upon Buyer's reasonable prior notice to Seller, to all of the records, properties and personnel of Seller and its Affiliates relating to the Assets. Seller will furnish the representatives of Buyer during such period with all information as such representatives may reasonably request regarding the Business and the Assets and shall use its Best Efforts to cause the employees, accountants and attorneys of Seller to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to Buyer of all material facts known to them regarding the Assets and the Business; provided, however, that Buyer will hold in strict confidence and not use for purposes other than those contemplated by this Agreement the documents and information furnished concerning Seller or the Assets. Such confidence shall be maintained for at least two years. If the transactions contemplated by this Agreement shall not be consummated, all such documents and all copies thereof shall immediately thereafter be returned to Seller. The confidentiality obligations set forth in the preceding sentence shall not apply to information (i) in the public domain,
(ii) obtained by Buyer from a third party source with the right to disclose such information or (iii) with respect to which disclosure is required by law in the opinion of counsel reasonably acceptable to Seller and Parent.

         10.7    Conduct of Business and Preservation of Assets.

         (a) Until the Closing, Buyer and Seller agree to cooperate with each other to effect an orderly transition of the ongoing operation of the Assets (including jointly contacting customers of the Business and informing them of this Agreement and the transfer to Buyer of the Business) and Seller shall use its Best Efforts to preserve, maintain and protect the Assets, and to maintain the relationships with Seller's existing employees, customers and suppliers relating to the Assets. From and after the date of this Agreement and until the Closing Date, without the prior express written consent of Buyer, Seller will not, and Seller will not permit any of its Affiliates to, (i) make any material change in the conduct of the ongoing operation of the Business,
(ii) enter into any new drilling contracts with respect to the Vessels, unless in Seller's good faith opinion such contracts may reasonably be expected to have a duration of 90 days or less, enter into any other contracts or agreements with respect to the Vessels other than in the ordinary course of business, or amend, in any respect adverse to Seller or Buyer, any Drilling Contract, Chartered Vessel Contract or Other Contract, (iii) move any Vessel to a different geographic region (unless required under a Drilling Contract in effect on the date hereof), (iv) enter into or permit any of its Subsidiaries to enter into any joint venture, partnership or the like, (v) merge or consolidate with or into another person or entity, sell all or substantially all of its assets, liquidate or dissolve or seek protection from creditors under applicable bankruptcy law or (vi) commit itself to do any of the foregoing. Buyer agrees to respond to any such request by Seller for consent with respect to any of the foregoing matters within two Business Days after receipt from Seller of Seller's request for consent, which request shall describe the circumstances of the action with respect to which Seller seeks such consent.

         (b) Seller has provided to Buyer a 1996 Capital Expenditure Plan (the "Plan"), which is attached hereto as Exhibit 10.7. Pursuant to the Plan, Seller expects to incur $7.0 million of Capital Expenditure Payments with respect to the Vessels during the first six months of calendar year 1996. For purposes of this Section 10.7, "Capital Expenditure Payments" means capital expenditures that are budgeted expenditures reflected in the Plan, exclusive of
(i) expenditures relating to the installation of a top drive unit on the Neddrill 1 Drillship and the upgrade of the Neddrill 2 Drillship, (ii) capital expenditures of Seller or any of its Subsidiaries with respect to the joint venture involving the Neddrill Muravlenko and (iii) cost overruns on such budgeted expenditures (collectively, "Excluded Capital Expenditures").

         Seller and Buyer agree that the Closing Net Working Capital described in Section 10.1(d) will be adjusted by the difference between (i) the product of (A) $7.0 million and (B) the number of days in the period from January 1, 1996 until the Closing Date divided by 182, less (ii) the actual amount of Capital Expenditure Payments incurred during such period. If such difference is greater than zero, the Closing Net Working Capital will be increased by the difference. If such difference is less than zero, the Closing Net Working Capital will be decreased by the difference.

         (c) Between the date of this Agreement and Closing, Seller shall not and shall not permit any of its Subsidiaries to make or commit to make any capital expenditure or series of related capital expenditures that exceed in the aggregate $200,000 unless such capital expenditure(s) constitute (i) a Capital Expenditure Payment or (ii) an Excluded Capital Expenditure.

         (d) Seller shall deliver to Buyer accurate and complete copies of Seller's monthly reports.

         10.8 Employees. Between the date of this Agreement and Closing (i) other than as required under an employment agreement currently in effect, no change will be made in the rate of remuneration or the emoluments or pension benefits of any Employee or in the terms of engagement of any Employee without the express written consent of Buyer; and (ii) neither Seller nor any Subsidiary of Seller will hire or terminate any Employee except in the ordinary course of business consistent with past practice or as required under a Drilling Contract.

         10.9 Litigation. Until the Closing, Seller will promptly notify Buyer of any action, suit, proceeding, claim or investigation that is threatened in writing or commenced against Parent, Seller or any of Seller's Subsidiaries and which relates to or affects the Business, the Assets or this Agreement or the transactions contemplated hereby, and Buyer will promptly notify Seller and Parent of any action, suit, proceeding, claim or investigation that is threatened or commenced against Buyer or any of its Subsidiaries which relates to and materially and adversely affects Buyer and its business taken as a whole or affects this Agreement or the transactions contemplated hereby.

         10.10 Certain Financial Statements. Seller agrees to prepare, or cause the preparation of, and to deliver to Buyer as soon as practicable following the date of this Agreement for inclusion in any registration statement filed by Buyer with the SEC in connection with the financing contemplated by Section 10.2 or in any Form 8-K or other form of Buyer relating to the transactions contemplated hereby required to be filed with the SEC, such financial statements relating to Seller and its Subsidiaries, the Business or the Assets as Buyer may reasonably request in writing from Seller. Such financial statements may consist of (i) such audited balance sheets and audited statements of operations, cash flows and changes in equity together with the notes thereon and the manually signed accountants' report of KPMG Accountants N.V. covering such financial statements pursuant to Regulation S-X promulgated by the SEC and (ii) such unaudited interim balance sheets and unaudited interim statements of operations, cash flows and changes in equity, if any, in each case as Buyer shall reasonably deem to be required by the form of registration statement used by Buyer in connection with such financing, by Paragraph (a) of
Item 7 of Form 8-K or by such other required form. Seller shall pay the fees of KPMG Accountants N.V. directly relating to the audit of such financial statements and the participation, if any, of KPMG Accountants N.V. in the preparation of the registration statement or statements to be filed by Buyer with the SEC in connection with the financing contemplated by Section 10.2.

         10.11 Certain Taxes. Seller and Buyer shall each be liable for and shall pay one-half of all applicable sales, use, transfer, stamp, recording, value added or similar taxes and assessments resulting from the consummation of the transactions contemplated hereby, and Buyer and Seller agree to cooperate to obtain all available exemptions from such taxes. All ad valorem taxes, utility and other service charges and other taxes, fees and expenses relating to the Assets (collectively, "Transaction Taxes") for all periods prior to the Closing shall be the obligation of Seller, and for all periods following the Closing shall be the obligation of Buyer. All Transaction Taxes relating to periods prior to the Closing that have been assessed prior to Closing and that are not then being diligently contested in good faith by appropriate proceedings shall be paid by Seller, prior to the Closing. Seller shall promptly pay from time to time the prorated share of all Transaction Taxes for which Seller is responsible under this Section 10.11 to Buyer upon Buyer's request accompanied by appropriate documentation that such Transaction Taxes are due and payable. Buyer agrees to pay such amounts on behalf of Seller and to indemnify Seller with respect to any Claims (as defined in Section 14.1) for such Transaction Taxes if Seller shall have paid to Buyer the pro rata share of such Transaction Taxes, if any. Seller and Buyer agree to cooperate with each other in order to reduce the amount of taxes or other assessments imposed on or charged to Seller or Buyer as a result of the consummation of the transactions contemplated by this Agreement, including by postponing the date of transfer of legal title to any Vessel until completion of the Drilling Contract under which such a Vessel is operating on the Closing Date; provided, that neither Seller nor Buyer shall be obligated to take any action that it determines in its sole discretion may subject it to additional taxes, liabilities or expenses.

         10.12 Actions with Respect to Closing. Seller will use its Best Efforts to obtain, and will cause its Subsidiaries to use their respective Best Efforts to obtain, the satisfaction of the conditions to Closing applicable to Seller set forth in Article IX as soon as practicable. Buyer will use its Best Efforts to obtain the satisfaction of the conditions to Closing applicable to Buyer set forth in Article VIII as soon as practicable.

         10.13 Public Statements. Prior to issuing any news release or otherwise making any public announcement concerning this Agreement or the transactions contemplated hereby, Buyer and Parent shall consult with each other regarding the proposed contents thereof (but no approval thereof shall be required).

         10.14 Books and Records. Seller and Buyer shall have the right, at their own expense, at any time or from time to time within the greater of five years and the period required under applicable law after the Closing Date during reasonable business hours upon reasonable notice to inspect, and make copies of or extracts from, any of the books and records directly relating to the ownership or operation of the Assets prior to the Closing Date in the possession of Seller or Buyer or their respective Affiliates, as the case may be. None of the books and records in the possession of Seller or Buyer, as the case may be, shall be destroyed prior to December 31, 2001 or five years after generated, whichever is earlier, without the consent of the other unless first reproduced by microfilm or any other similar process. In the event that either Seller or Buyer shall wish to destroy any of such books and records at any time or from time to time after the Closing Date, such party shall give not less than 60 days' notice to the other party and such other party shall have the right, at its own expense, during reasonable business hours to remove such books and records and to keep possession of the same.

         10.15 Vessel Loss. Notwithstanding any other provision of this Agreement, but subject to the last sentence of subsection (a) of this Section
10.15 and to Section 13.1(c)(ii):

         (a) If any Vessel shall become an actual, constructive, arranged or compromised total loss (as determined by Seller's insurance underwriter's marine surveyor) prior to the Closing Date: (i) Buyer shall not be required to purchase such Vessel, (ii) the Cash Purchase Price shall be reduced by the amount allocated to such Vessel pursuant to Schedule 10.15(a), (iii) the term "Assets" shall be deemed not to include such Vessel and (iv) the other provisions of this Agreement shall continue to be in effect and the Closing shall take place in the manner contemplated herein. The actual, constructive, arranged or compromised total loss (as determined by Seller's insurance underwriter's marine surveyor) of any of the Neddrill 1 Drillship, the Neddrill 2 Drillship or the Neddrill 6 Semi-submersible or of two or more other Vessels, or the cancellation, termination or rescission by Petrobras of either of the currently subsisting Drilling Contracts with Petrobras regarding the Neddrill 1 Drillship or the Neddrill 2 Drillship shall, however, constitute a "Buyer Termination Event."

         (b) Without limiting Seller's obligations under Section 10.7, if a Vessel sustains damage in an amount exceeding $50,000 but not amounting to an actual, constructive, arranged or compromised total loss prior to the Closing Date, either (i) Seller shall repair or cause to be repaired the damage to the Vessel at Seller's own expense or (ii) in the case of damage to a Vessel in respect of which insurance proceeds are available, Buyer, at its option, may require Seller to assign to Buyer at the Closing the rights of Seller to receive insurance proceeds in respect of such loss or damage and pay to Buyer the amount by which any such insurance proceeds otherwise payable to Buyer are reduced by any deductible or deductibles under the terms of the relevant policy or policies (offset by any amounts paid through the Closing Date by Seller for such repair), and, in the case of either (i) or (ii) above, Buyer shall remain obligated to purchase the Assets on the Closing Date and the Cash Purchase Price shall not be reduced; provided, however, that if Buyer does not receive sufficient insurance proceeds as may be reasonably necessary to restore the damaged Vessel to its prior condition, Seller shall restore the Vessel to its prior condition or pay to Buyer an amount reasonably necessary to allow Buyer to restore the Vessel to its prior condition. Seller agrees to maintain insurance on each of the Vessels of a type and in an amount not less than the amount set forth on Schedule 5.9 through the Closing Date. If, pursuant to this subsection (b), Buyer is to conduct or cause to be conducted repairs to a damaged Vessel subsequent to Closing, then Seller and Buyer shall agree on a plan for the manner of conduct and the scope of such repairs and to the extent that the repairs deviate from such plan in a material respect, Seller shall not be obligated to pay the additional costs resulting solely from such deviation.

         10.16 Use of Neddrill Name. Buyer shall have the right but not the obligation to conduct the Business acquired by it at the Closing under the name "Neddrill." Seller shall have the concurrent right to use the name "Neddrill" only for so long as reasonably necessary after the Closing for, and solely in connection with, carrying out the winding down of Seller and its Subsidiaries (other than the Purchased Subsidiaries).





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
         10.17 Continued Effectiveness of Representations and Warranties. Each of Parent, Seller and Buyer shall use its Best Efforts to cause the representations and warranties made by it herein to continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. Parent, Seller and Buyer shall each advise the other promptly in writing of any condition or circumstance occurring after the date hereof up to and including the Closing Date that would cause the representations and warranties made by it herein to become untrue in any material respect.

         10.18 Import Duties; Performance Bonds. If Seller or any of its Subsidiaries (other than any of the Purchased Subsidiaries) has posted a performance or other similar bond or letter of credit or procured any certificate of financial responsibility or similar evidence of financial accountability in connection with Seller's or any of its Subsidiaries' ownership or operation of any of the Vessels or the performance by any of Seller's Subsidiaries under a Drilling Contract, Buyer and Seller shall cooperate with each other in order (i) for Seller or any of its Subsidiaries (other than the Purchased Subsidiaries) to obtain the release of any such bond, letter of credit or certificate and (ii) to the extent required, for Buyer to obtain a substitute bond, letter of credit or certificate or to assume the existing bond, letter of credit or certificate of Seller or any of its Subsidiaries (other than the Purchased Subsidiaries). Seller and Buyer agree to cooperate with each other in order to reduce import duties assessed against Seller or any of its Subsidiaries or Buyer as a result of the consummation of the transactions contemplated by this Agreement, including by postponing the date of transfer of legal title to any Vessel operating in foreign waters until completion of the Drilling Contract under which such a Vessel is operating on the Closing Date; provided, that neither Seller, any of its Subsidiaries nor Buyer shall be obligated to take any action that it determines in its sole discretion may subject it to additional import duties, liabilities or expenses. Buyer shall reimburse Seller or any of its Subsidiaries (other than Purchased Subsidiaries) for all out-of-pocket costs incurred by Seller or any such Subsidiary as a result of their leaving a performance or similar bond, letter of credit or certificate in place after the Closing Date in order to permit Buyer to conduct the Business after the Closing Date.

         10.19 Further Assurances. At and after the Closing Date, and without further consideration, Seller shall execute and deliver any bills of sale, assignments or assurances, and shall take and do any other actions and things, to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under any of the Assets as Buyer may reasonably request, and Buyer shall execute any documents of assumption or assurance, and shall take and do any other actions and things as Seller may reasonably request, to perfect, confirm or otherwise assure Seller of the assumption by Buyer of the Contractually Assumed Liabilities.

         10.20 Removal of Outstanding Recommendations. Seller agrees to remove or cause the removal at its expense of any outstanding recommendations to class against any of the Vessels (including, without limitation, those recommendations set forth on Schedules 1(a), 1(d)(iv) or 5.8(b)).

         10.21 Maintenance of Inventory Levels. Without limiting Seller's obligations under Section 10.7, Seller agrees that through the Closing Date, it will maintain Inventory with respect to each Vessel and Chartered Vessel in accordance with any applicable Drilling Contract, Chartered Vessel Contract or Other Contract, and past practice at quantities that are comparable to historical amounts.





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
         10.22 Expenses. Subject to the provisions of Sections 13.2 and 13.3, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement, regardless of whether the transactions contemplated hereby are consummated.

         10.23 Conduct of Business Pending the Closing. Buyer agrees that from the date of this Agreement until the Closing Date, unless Seller and Parent shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, Buyer shall not, directly or indirectly, do any of the following: (i) issue or sell, or permit any Subsidiary of Buyer to issue or sell (except to another wholly owned Subsidiary of Buyer), any capital stock of Buyer or any Subsidiary of Buyer, except (A) upon exercise of options or upon conversion of any convertible securities of Buyer outstanding as of the date of this Agreement, (B) pursuant to Buyer's existing non-employee director benefit plans or existing employee benefit plans or (C) pursuant to any other currently existing agreements of Buyer; (ii) amend or propose to amend the charter or bylaws of Buyer; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock, whether now or hereafter outstanding, other than its regular quarterly dividends on preferred stock outstanding as of the date of this Agreement, (iv) redeem, purchase or acquire, or offer to acquire, any of its capital stock, or (v) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

         10.24 Stock Exchange Listing. Buyer agrees to use all reasonable efforts to cause the Buyer Shares to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

         10.25   Post-Closing Collection, Payment and Administrative
Procedures.

         (a) Subsequent to Closing, (i) Buyer agrees to deliver to Seller, within three Business Days of Buyer's receipt of same, any and all (A) monies paid to or received by Buyer in respect of amounts due Seller or its Subsidiaries (other than the Purchased Subsidiaries), including, but not limited to, payment of receivables, refunds, rebates, release of performance or similar bonds or letters of credit, and (B) inquiries, correspondence or documents received by Buyer related to such amounts; and (ii) Seller agrees to deliver to Buyer, within three Business Days of Seller's receipt of same, any and all (A) monies paid to or received by Seller in respect of amounts due Buyer or any of Buyer's Affiliates (including without limitation the Purchased Subsidiaries), including, but not limited to, payment of receivables, refunds, rebates, release of performance or similar bonds or letters of credit, and (B) inquiries, correspondence or documents received by Seller related to such amounts.

         (b) Subsequent to Closing, Buyer agrees to use its Best Efforts to take or cause to be taken any action, and to do or cause to be done all things, reasonably requested by Seller that are necessary, proper or advisable in order to carry out and consummate and make effective the reorganization, "winding down," dissolution and/or liquidation of Seller's Subsidiaries (other than the Purchased Subsidiaries); provided, however, that Buyer and its Subsidiaries shall not be required to take or cause to be taken any action, or do or cause to be done any thing, that

Buyer determines may subject Buyer to liability for the obligations of any of such Subsidiaries of Seller. Seller shall pay on behalf of or reimburse Buyer for all direct costs and expenses actually incurred by Buyer or any Subsidiary of Buyer as a result of Buyer's performance of this Section 10.25(b).

         10.26 Removal of Encumbrances. Seller shall cause the Encumbrances referred to in Schedule 10.26 to be removed and terminated prior to the date of the preliminary closing contemplated by Section 10.2(b) with respect to the Purchased Subsidiaries and shall furnish to Buyer at Closing evidence of such removal and termination reasonably satisfactory to Buyer.

         10.27 Settling of Intercompany Obligations. Prior to the date of the preliminary closing contemplated by Section 10.2(b), Seller shall (i) cause all Intercompany Debt to be repaid or otherwise discharged and (ii) cause to be repaid or otherwise discharged all amounts owing from any of Seller, or any of its Subsidiaries, or Parent to any Purchased Subsidiary.


                                   ARTICLE XI

                                PARENT GUARANTEE

         Parent irrevocably and unconditionally guarantees as primary obligor the due and punctual performance by Seller of the agreements and obligations of Seller and its Subsidiaries, and the completeness and accuracy of the representations and warranties made by Seller, under this Agreement and all agreements and instruments to be executed by Seller or any of its Subsidiaries hereunder, including, without limitation, Article XIV INDEMNIFICATION and
Section 12.7, and the instruments of conveyance referred to in Section 4.3(a). This guaranty shall survive the Closing and any liquidation of Seller or any of its Subsidiaries.


                                  ARTICLE XII

                                   EMPLOYEES

         12.1 Employment. Buyer acknowledges that as a result of the transactions contemplated by this Agreement, all Employees on the Closing Date shall become employees of one or more Subsidiaries of Buyer, including by way of (i) the acquisition by Buyer of all of the outstanding equity interest of Neddrill Nederland B.V. ("Category I Employees") and (ii) the acquisition by Buyer of all of the outstanding equity interest of Neddrill do Brasil Limitada, Nedstaff Europe Limited and Nedstaff Limited (collectively, "Category II Employees"). Employees who are employed by a Subsidiary of Buyer subsequent to Closing will initially receive the same pay rates and benefits package as they received prior to Closing from Seller or a Subsidiary of Seller; provided that the foregoing does not in any way (i) guarantee the continued employment of any such Employee for any period of time, (ii) prevent Buyer or its Subsidiaries from discharging any Employee for any reason other than the consummation of the transactions contemplated by this Agreement or (iii) obligate Buyer or its Subsidiaries to continue such pay rates or benefits package on the same or similar terms for any period of time, except as required under applicable law and existing employment agreements with Employees.

For purposes only of this Article XII, unless the context otherwise requires, Employee means an Employee on the Closing Date.

         Under Buyer's benefit programs (i) service by any Employee with Seller and its Subsidiaries shall be counted for purposes of determining any period of eligibility to participate or to vest in benefits, including vacation rights, provided under such programs and (ii) any amounts previously expended by the Employees for purposes of satisfying deductibles under any medical or dental plans of Seller or its Subsidiaries for Seller's current plan year shall be credited for purposes of satisfying any deductibles under Buyer's plans.
Seller shall be liable for any benefit program charges incurred by Employees through the Closing Date, and Buyer shall be liable for any such charges incurred by Employees after the Closing Date. For purposes of the next preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed which entitles the employee to the benefit. For an Employee who is ill or disabled, wholly or partially, on the Closing Date, Seller shall be responsible for benefits, including death in service, sickness and disability benefits, until the time such Employee is able to return to active employment status; provided, that if such Employee is able to return to such status within two years following the Closing Date, Buyer agrees to cause such Employee to be employed on the terms described in the preceding paragraph applicable to such Employee. Each of Seller and Parent agrees that Seller or Parent has made or shall make prior to Closing and shall fulfill thereafter, at its expense, the compensation arrangements with Employees relating to this Agreement or the transactions contemplated hereby and described prior to the date of this Agreement to Buyer or to any Employee.

         12.2 Severance. Buyer and its Subsidiaries shall be responsible for any and all termination or severance payments or settlements relating to any Employees who become employees of Buyer or a Subsidiary of Buyer and whose employment is terminated after Closing by Buyer or any such Subsidiary.

         12.3 No Solicitation of Employees. Parent and Seller agree that, for a period of two years after the Closing Date, neither Parent nor Seller nor any of their Affiliates will, directly or indirectly, (i) solicit to employ or arrange or assist in the employment (as an employee, consultant, independent contractor or otherwise) of, any employee employed by Buyer or any of its Subsidiaries in the Business or (ii) otherwise induce or attempt to persuade any such employee to leave such employment.

         12.4 Preexisting Conditions. Pursuant to Section 12.1, Buyer has agreed to provide all Employees with certain benefits, subject to the provisions of such Section 12.1. In the event Buyer's insurance carrier under any life, medical or disability plan shall deny coverage of any claims by an Employee (or their covered dependents) during the twelve-month period following the Closing Date because of a possible preexisting condition exclusion, the following shall apply:

                 (i) Buyer shall forward the claim to Seller's or Purchased Subsidiary's insurance carrier for evaluation. Seller's or Purchased Subsidiary's insurance carrier will make an analysis of the claim based on prior claims, and Buyer's, Seller's and Purchased

         Subsidiary's insurance carriers will attempt to resolve whether the claim is based on a preexisting condition.

                 (ii) If the insurance carriers determine that a preexisting condition exclusion applies then Seller will be solely responsible for the entire amount of such claims.

                 (iii) If such insurance carriers shall disagree as to whether a preexisting condition applies, Seller and Buyer shall mutually resolve the disagreement.

                 (iv) Claims occurring after twelve months following the Closing Date shall be for the account of Buyer.

         12.5    Employee Pension Benefit Plans.

         (a) The Category I Employees participate in the pension plan with the Stichting Pensioen Fonds Royal Nedlloyd Group (the "Parent Pension Fund"). Pursuant to the rules and regulations of the Parent Pension Fund, the Category I Employees will after the Closing Date no longer be allowed to participate in the Parent Pension Fund, due to the fact that Neddrill Nederland B.V. will no longer be part of the Parent group. The Category II Employees participate in pension schemes arranged by Seller or its Subsidiaries utilizing insurance company contracts to cover pension obligations (the "Offshore Plan").

         (b) Buyer or its Subsidiaries shall provide a separate pension plan or plans for the Category I Employees (the "Buyer Pension Fund I") and Category II Employees (the "Buyer Pension Fund II") to provide benefit entitlements after the Closing Date. On the Closing Date, Parent will cause Nationale-Nederlanden Levensverzakering Maatschappij N.V. ("NNLM") to enter into an insurance agreement with Buyer regarding the benefit entitlements relating to the period prior to the Closing (i) under the Parent Pension Fund of the Category I Employees and other persons who at the time of the Closing have accrued benefits arising as a result of employment by Neddrill Nederland B.V. and (ii) under the Offshore Plan of the Category II Employees and other persons who at the time of the Closing have accrued benefits arising as a result of employment by any of Nedstaff Europe Limited, Nedstaff Limited and Neddrill do Brasil Limitada. Parent shall cause such agreement with NNLM to contain the terms and conditions described in the "Heads of Agreement" dated April 25, 1996 set forth in Schedule 12.5(b) regarding the "contract covering the period between the dates of entering service and closing date" and provide the insurance coverages described therein. The costs of effecting such insurance agreement and causing it to be continued indefinitely shall be paid by Parent.

         At Buyer's election made prior to the Closing Date, Parent will cause NNLM to enter into an insurance agreement with Buyer regarding the benefit entitlements relating to service after the Closing Date. Parent shall cause such agreement with NNLM to contain the terms and conditions described in the "Heads of Agreement" dated April 25, 1996 set forth in Schedule 12.5(b) regarding the "optional contract regarding future service" and provide the insurance coverages described therein. The cost of effecting such insurance agreement and causing it to be continued shall be paid by Buyer.

         (c) The assumptions (including salary increase assumptions) utilized by Parent's actuaries to calculate projected pension entitlements of the Category I Employees and others and the Category II Employees and others are set forth on Schedule 12.5(c). Seller, Parent and Buyer agree that the liability for increased pension entitlements relating to the period between the dates of entering service and the Closing Date resulting from a future increase in salaries in excess of the salary increase assumptions set forth on Schedule 12.5(c) will not be covered by the insurance agreement to be effected between Buyer and NNLM. At the Closing, Parent shall pay into a single trust or escrow account acceptable to Parent and Buyer for the benefit of Parent and Buyer the sum of NLG 3,500,000. On the fifth anniversary of the Closing Date, Buyer and Parent shall examine the historical salary increases for the Category I Employees and Category II Employees during the five-year period then ended. If historical salary increases during such period exceeded the assumptions set forth on Schedule 12.5(c), then the funds necessary to provide for the aggregate liabilities of Buyer Pension Fund I and Buyer Pension Fund II that are attributable to such salary increases in excess of the assumptions set forth on Schedule 12.5(c) relating to the period between the dates of entering service and the Closing Date, but in any event, not more than the amount (including interest and/or earnings) then in the trust or escrow account, shall be paid from the trust or escrow account to Buyer or, at Buyer's direction and as permitted under applicable law, a designee of Buyer, the Buyer Pension Fund I or the Buyer Pension Fund II. Any funds (including interest and/or earnings) remaining in the trust account or escrow account after the payment, if any, made to Buyer or at Buyer's direction after the end of the the five-year period referred to in this Section 12.5(c) shall be paid to Parent.

         12.6    Transition.

         (a) Parent shall use its Best Efforts to ensure that all Employees may continue, on the same terms and conditions as apply prior to the Closing Date and on the same cost basis as applies to Parent's other employees, to be covered by (to the extent such coverages were available immediately prior to the Closing Date) (i) collective disability insurance, (ii) collective health insurance (under the CZ and PPP packages), (iii) collective accidental death insurance and (iv) collective life risk insurance, for a period of twelve months after the Closing Date; provided that the contributions for the aforementioned insurances shall be made by Buyer. However, during this transition period, Buyer shall receive the benefit of any premium reduction or holiday available to Parent and its Affiliates with respect to covering the Employees of Neddrill Nederland B.V.

         (b) After the Closing, Seller shall be responsible for, and shall pay or cause to be paid to any Employee, any amounts required under applicable law or an employment agreement to be paid to such Employee as sickness payments or to supplement disability payments due to such Employee in respect of illness or disability arising prior to Closing.

         12.7 Indemnification. Seller shall indemnify and hold harmless Buyer and its Affiliates and each Employee from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys' fees and disbursements) of every kind, nature and description sustained after Closing by Buyer, any of its Affiliates or any Employee based upon, arising out of or otherwise in respect of (i) the breach of any covenant or agreement of Seller or Parent contained in this Article XII, (ii) the failure of the insurance agreement with NNLM referred to in Section 12.5(b) to contain the terms decribed in Schedule 12.5(b), unless

Buyer agrees to different terms with NNLM, or (iii) the failure of the Offshore Plan to be qualified under applicable tax law in such a manner that contributions made or premiums paid by Seller or any of its Subsidiaries prior to Closing on behalf of any Employee avoid being deemed taxable income or compensation of such Employee by an appropriate taxing authority.


                                  ARTICLE XIII

                                  TERMINATION

         13.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

         (a)     by mutual written consent of Buyer, Parent and Seller;

         (b) by either Buyer, Parent or Seller, if there shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

         (c)     by Buyer, if

                 (i) the Closing shall not have occurred by September 30, 1996 (provided that the right to terminate this Agreement under this clause (i) shall not be available to Buyer if Buyer's failure to fulfill any of its obligations under this Agreement or its misrepresentation or breach of warranty hereunder has been the sole cause thereof); or

                 (ii)     a Buyer Termination Event shall have occurred; or

                 (iii) there has been a material breach by Parent or Seller of any material covenant or agreement, or a material inaccuracy of any material representation or warranty of Parent or Seller, contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such breach or inaccuracy has not been cured by Parent or Seller, as the case may be, within five Business Days after receipt by Parent and Seller of notice thereof from Buyer, or waived by Buyer; or

         (d)     by Seller and Parent, if

                 (i) the Closing shall not have occurred by September 30, 1996 (provided that the right to terminate this Agreement under this clause (i) shall not be available to Seller or Parent if the failure by Seller or Parent, as the case may be, to fulfill any of its obligations under this Agreement or its misrepresentation or breach of warranty hereunder has been the sole cause thereof); or

                 (ii) there has been a material breach by Buyer of any material covenant or agreement, or a material inaccuracy of any material representation or warranty of Buyer, contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller or Parent impossible and such breach or inaccuracy has not been cured by Buyer within five Business Days after Buyer's receipt of notice thereof from Seller and Parent, or waived by Seller and Parent.

         13.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1 by Buyer, Parent or Seller, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section 13.2 and in Article XIV and Sections 5.24, 6.5, 7.7, 10.6, 10.13,
10.22 and 13.3 shall survive the termination hereof.  Nothing contained in this
Section 13.2 shall relieve any party from liability for damages (excluding consequential damages) actually incurred as a result of any breach of this Agreement.

         13.3    Liquidated Damages.

         (a) Notwithstanding any other provision of this Agreement, if Buyer has not satisfied the condition set forth in Section 9.5 and, as a result thereof, this Agreement is terminated by Parent and Seller pursuant to Section 13.1(d)(i), then, unless Buyer is then entitled to terminate this Agreement pursuant to Sections 13.1(c)(ii) or 13.1(c)(iii), Buyer shall pay to Parent on or before two Business Days after Buyer receives notice from Parent or Seller of such termination as liquidated damages and not as a penalty the sum of $10,000,000 in immediately available funds. Upon payment of such liquidated damages to Seller, Buyer shall have no other liability whatsoever to Seller under this Agreement, except for liability based on the breach by Buyer of this Agreement, which breach is unrelated to the inability of Buyer to obtain the financing contemplated by Section 10.2.

         (b) In the event that this Agreement is terminated by Buyer pursuant to Section 13.1(c)(iii), Seller shall pay to Buyer liquidated damages in the amount of $2,000,000 for all legal, accounting, consulting and investment advisory fees and expenses incurred by Buyer in connection with the execution and delivery of this Agreement.

         (c) In the event that this Agreement is terminated by Seller and/or Parent pursuant to Section 13.1(d)(ii), Buyer shall pay to Parent liquidated damages in the amount of $2,000,000 for all legal, accounting, consulting and investment advisory fees and expenses incurred by Parent and/or Seller in connection with the execution and delivery of this Agreement.

         (d) Nothing contained in this Section 13.3 shall relieve any party from liability for damages (excluding consequential damages and damages consisting of legal, accounting, consulting and investment advisory fees and expenses) actually incurred as a result of any breach of this Agreement.

                                  ARTICLE XIV

                                INDEMNIFICATION

         14.1    Indemnification by Buyer.

         (a) Buyer agrees to indemnify, defend and hold Seller and its Affiliates harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys' fees and disbursements) of every kind, nature and description (collectively, "Claims") sustained after Closing by Seller or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Buyer contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, (ii) the Securities Act or any other federal or state securities law, insofar as any such Claim is based upon, arises out of or otherwise is in respect of the financing by Buyer contemplated by Section 10.2, (iii) the ownership, management or use of the Assets after the Closing, unless and to the extent that such Claim arises solely from any action of Seller or any of its Affiliates after the Closing, or (iv) the failure by Buyer after the Closing to pay, perform or satisfy, or cause to be paid, performed or satisfied, any of the Assumed Liabilities; provided, however, that Buyer shall have no liability pursuant to this Section 14.1(a) for the first $250,000 of aggregate Claims in respect of the matters described in clauses
(i), (iii) or (iv) above incurred by Seller or its Affiliates (the "Seller Basket") and Buyer shall be responsible only for such amounts of such Claims as exceed the Seller Basket; provided further, however, that Buyer shall have no liability pursuant to this Section 14.1(a) in respect of the matters described in clause (ii) above to the extent that any such Claim is finally judicially determined to have been based upon, arisen out of or otherwise been in respect of information prepared or furnished in writing by Seller or its Affiliates expressly for use in any registration statement or prospectus of Buyer in connection with such financing. The foregoing indemnification is given solely for the purpose of protecting Seller and its Affiliates and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any third party.

         (b) Seller or Parent shall notify Buyer within 45 Business Days of the assertion of any Claim or the discovery of any fact (which fact has been brought to the attention of a responsible executive officer of Seller or Parent) upon which Seller intends to base a claim for indemnification hereunder; provided, however, that the failure of Seller or Parent so to notify Buyer shall not relieve Buyer from any liability under this Agreement to Seller with respect to such Claim unless Buyer is prejudiced or damaged by the failure to receive timely notice. In the event of any Claims, Buyer, at its option, may assume (with legal counsel reasonably acceptable to Seller) the defense of any claim, demand, lawsuit or other proceeding brought against Seller or its Affiliates, which claim, demand, lawsuit or other proceeding may give rise to the indemnity obligation of Buyer under this Section 14.1, and may assert any defense of Buyer or Seller; provided, however, that Seller shall have the right at its own expense to participate jointly with Buyer in the defense of any claim, demand, lawsuit or other proceeding in connection with which Seller claims indemnification hereunder. Notwithstanding the right of Seller so to participate, Buyer shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as Buyer, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) Buyer shall have acknowledged the obligation to indemnify Seller hereunder or (ii) Seller shall have declined so to participate; provided, however, that no such Claim shall be settled by Buyer in any manner that could reasonably be expected to have a material adverse effect on the business of Parent and Seller taken as a whole without the prior written consent of Parent.

         (c) Notwithstanding anything herein to the contrary, Buyer shall not have any obligation to indemnify Seller, its Affiliates or Parent pursuant to this Agreement, whether pursuant to the provisions of Sections 7.7 or 10.11,
Article XIV, or otherwise, and such obligation of Buyer to indemnify Seller, its Affiliates or Parent shall expire and terminate, unless Buyer shall have received written notice of such claim for indemnity prior to close of business on the expiration of five (5) years after the Closing Date.

         (d) Notwithstanding any provision herein to the contrary, the indemnification obligations of Buyer hereunder shall be limited in the aggregate to the amount of the Cash Purchase Price.

         14.2    Indemnification by Seller.

         (a) Seller agrees to indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all Claims sustained after Closing by Buyer or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Seller contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, (ii) the Securities Act or any other federal or state securities law, insofar as any such Claim is based upon, arises out of or otherwise is in respect of information prepared or furnished in writing by Seller or its Affiliates expressly for use in any registration statement or prospectus of Buyer in connection with the financing by Buyer contemplated by Section 10.2,
(iii) the ownership, management or use of the Assets prior to the Closing unless and to the extent that such Claim shall have arisen solely from any action of Buyer or any of its Affiliates prior to the Closing or (iv) the use by Seller of the name "Neddrill" after the Closing; provided, however, that, subject to Section 14.2(b), Seller shall have no liability pursuant to this
Section 14.2(a) for the first $250,000 of aggregate Claims in respect of the matters described in clauses (i), (iii) or (iv) above incurred by Buyer or its Affiliates (the "Buyer Basket") and Seller shall be responsible only for such amounts of such Claims as exceed the Buyer Basket. The foregoing indemnification is given solely for the purpose of protecting Buyer and its Affiliates and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any third party.

         (b) Without limiting the generality of the indemnification agreement of Seller set forth in subsection (a) of this Section 14.2, Seller further agrees to indemnify, defend and hold Buyer harmless from and against any and all Claims sustained by Buyer after Closing, irrespective of the amount of such Claim (but subject to the Buyer Basket, except as otherwise provided in (ii), (x), (xi) or (xii) below), based upon, arising out of or otherwise in respect of any of the following:

                 (i) Any default under or breach by Seller or any of its Affiliates of the terms, conditions or provisions of any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Seller or any such Affiliate is a party or by which Seller or any such Affiliate is bound or to which any of the Assets is subject;

                 (ii) Any Encumbrance (including any Permitted Encumbrance, other than Drilling Contracts, Chartered Vessel Contracts and Other Contracts, and without regard to the Buyer Basket) affecting any Asset arising from conditions existing before the Closing or resulting from the conduct of Seller or any of its Affiliates after the Closing;

                 (iii) Any termination prior to Closing by any person of any Chartered Vessel Contract, Drilling Contract, Other Contract or Permit due to breach of the terms thereof by Seller or any of its Affiliates;

                 (iv) Any violation by Seller or any of its Affiliates of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Seller or any such Affiliate or the Assets which affects the ownership or operation of the Assets or results in any change in the Assumed Liabilities;

                 (v) Any litigation, arbitration proceedings or governmental proceedings, suits or investigations before any Governmental Entity relating to facts that existed before the Closing which affects the ownership or operation by Buyer or its Affiliates of the Assets or results in any change in the Assumed Liabilities;

                 (vi) Any violation by Seller or any of its Affiliates of or default by Seller or any such Affiliate under any Applicable Laws, including, without limitation, Applicable Environmental Laws, which affects the ownership or operation of the Assets or results in any change in the Assumed Liabilities, or any remedial obligation under any Applicable Environmental Laws arising out of or related to the ownership or operation of the Assets prior to Closing;

                 (vii) Any Claim by any person who is an employee of Seller or any of its Affiliates on the date of this Agreement that relates solely to any employment of such employee by Seller or any of its Affiliates prior to the Closing;

                 (viii) Any Claim related to the financial statements to be delivered to Buyer by Seller pursuant to Section 10.10 insofar as such Claim is based upon, arises out of or otherwise is in respect of an untrue statement or alleged untrue statement of a material fact contained in, or an omission or an alleged omission of a material fact from, such financial statements;

                 (ix) Any Claim of any fiscal authority filed against any of the Purchased Subsidiaries relating to Taxes due by Affiliates of Seller or by any company or enterprise that belongs to the same group of companies and enterprises to which Seller belongs with respect to which the Purchased Subsidiaries could be held liable because they belonged to such group prior to Closing;

                 (x) Any Claim for a call or other assessment based on, arising from or attributable to conditions existing before the Closing as a result of membership or other participation by any Purchased Subsidiary in any mutual insurance association or similar organization, and without regard to the Buyer Basket;

                 (xi) Without regard to the Buyer Basket, any Claim arising from the breach by Seller of the representations and warranties of Seller set forth in Section 5.1(b) as they relate to a Subsidiary of Seller formed under the laws of Liberia;

                 (xii) Notwithstanding anything to the contrary set forth in this Agreement and without regard to the Buyer Basket, any Claim (including without limitation a Claim for lost profits) arising from a breach by Seller of the covenants and agreements of Seller set forth in Section 2.5(b); or

                 (xiii) Any Claim related to any of the matters set forth on Schedules 5.11, 5.12(a), 5.12(b), 5.14(a), 5.14(b), 5.15, 5.16(a),
         5.17(a) or 5.23(c).

         (c) Buyer shall notify Seller and Parent within 45 Business Days of the assertion of any Claim or discovery of any fact (which fact has been brought to the attention of a responsible executive officer of Buyer) upon which Buyer intends to base a claim for indemnification hereunder; provided, however, that the failure of Buyer so to notify Seller and Parent shall not relieve Seller and Parent from any liability under this Agreement to Buyer with respect to such Claim unless Seller is prejudiced or damaged by the failure to receive timely notice. In the event of any Claims, Seller, at its option, may assume (with legal counsel reasonably acceptable to Buyer) the defense of any claim, demand, lawsuit or other proceeding brought against Buyer, which claim, demand, lawsuit or other proceeding may give rise to the indemnity obligation of Seller under this Section 14.2, and may assert any defense of Seller or Buyer; provided, however, that Buyer shall have the right at its own expense to participate jointly with Seller in the defense of any claim, demand, lawsuit or other proceeding in connection with which Buyer claims indemnification hereunder. Notwithstanding the right of Buyer so to participate, Seller shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as Seller, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) Seller shall have acknowledged the obligation to indemnify Buyer hereunder or (ii) Buyer shall have declined so to participate; provided, however, that no such Claim shall be settled by Seller in a manner that could reasonably be expected to have a material adverse effect on the business of Buyer without the prior written consent of Buyer.

         (d) Notwithstanding anything herein to the contrary, except for the obligation to indemnify set forth in Section 14.2(b)(ix) which shall continue for a period of five years after the date on which the relevant tax return for 1996 is accepted for filing and the indemnity obligation set forth in Section 12.7, which shall continue indefinitely, neither Seller nor Parent pursuant to its guaranty hereunder shall have any obligation to indemnify Buyer or its Affiliates pursuant to this Agreement, whether pursuant to the provisions of Sections 5.24, 6.5, 10.11,

Article XIV (other than Section 14.2(b)(ix)) or otherwise, and such obligation of Seller (and of Parent pursuant to its guaranty) to indemnify Buyer and its Affiliates shall expire and terminate, unless Seller and Parent shall have received written notice of such claim for indemnity prior to close of business on the expiration of five (5) years after the Closing Date.

         (e) Notwithstanding any provision herein to the contrary, the indemnification obligations of Seller and Parent hereunder shall be limited in the aggregate to the amount of the Cash Purchase Price.

         14.3 Limitation of Remedies. The indemnification obligations of Buyer and Seller set forth in this Agreement, including in this Article XIV, shall be limited to indemnification for actual damages suffered and shall not include incidental, consequential, special or indirect damages; provided, however, that any such incidental, consequential, special or indirect damages recovered by a third party against a party entitled to indemnity under this Agreement shall be included in the damages recoverable pursuant to the indemnities herein.

         14.4 Applicability of Indemnification Obligation. EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTION 14.1 OR
14.2 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.


                                   ARTICLE XV

                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, COVENANTS AND AGREEMENTS

         15.1    General Disclaimer.

         (a) BUYER UNDERSTANDS AND AGREES THAT, OTHER THAN REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS SET FORTH HEREIN AND ANY WARRANTIES OF OR CONCERNING TITLE SET FORTH HEREIN OR IN ANY INSTRUMENT OF CONVEYANCE TO BE EXECUTED AND DELIVERED PURSUANT TO THIS AGREEMENT, NEITHER SELLER, PARENT, NOR ANYONE ACTING ON ITS OR THEIR BEHALF, MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ASSUMED LIABILITIES, THE BUSINESS, THE VESSELS, OR THE ASSETS (CURRENT, FIXED, PERSONAL, REAL, TANGIBLE AND INTANGIBLE) REFERRED TO HEREIN, INCLUDING BUT NOT LIMITED TO SEAWORTHINESS, CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, CAPACITY, SUITABILITY, UTILITY, SALABILITY, AVAILABILITY, COLLECTIBILITY, OPERATIONS, CONDITION, MERCHANTABILITY

OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER ACCEPTS SAID VESSELS AND ASSETS ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS.

         (b) Seller and Parent expressly disclaim, and Buyer accepts such disclaimer, with respect to any and all obligations or liabilities for representations and warranties, express or implied, contained in, or from omissions from, any written or oral communications other than those set forth in this Agreement or in any document, certificate or other writing furnished or to be furnished by Seller or Parent pursuant hereto or in connection herewith.

         (c) Except as set forth in Articles V and VI of this Agreement or in any document, certificate or other writing furnished or to be furnished by Seller or Parent pursuant hereto or in connection herewith, neither Seller nor Parent nor anyone acting on their behalf has made any further representation or warranty, either express or implied, concerning the subject matter of this Agreement and the transactions contemplated hereby, and Buyer has not relied on any such further representation or warranty. Except for the representations and warranties expressly set forth in this Agreement, no other representations or warranties, either express or implied, have been made by or on behalf of Seller or Parent or relied upon by Buyer. Buyer acknowledges and affirms that it will have had the opportunity to complete its own independent investigation, analysis and evaluation of the Business and the prospects of the Business and that it has been afforded the opportunity to inspect the Vessels and the other tangible Assets.

         15.2 Survival. All representations and warranties contained in this Agreement, each of the agreements (except to the extent any such agreement is limited by its terms) contained in Article X, and the agreements to indemnify and defend contained in Sections 5.24, 6.5, 7.7, 10.11 and 12.7 and
Article XIV shall remain operative and in full force and effect and shall survive consummation of the transactions contemplated hereby at the Closing, including, without limitation, the delivery of the Assets to Buyer hereunder.


                                  ARTICLE XVI

                                 MISCELLANEOUS

         16.1 Notices. All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, telefax or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                 If to Buyer:

                          Noble Drilling Corporation
                          Attn: Mr. James C. Day
                          10370 Richmond Avenue, Suite 400
                          Houston, Texas  77042
                          Telefax: 713-953-1126
                 with a copy to:

                          Robert D. Campbell, Esq.
                          Thompson & Knight, P.C.
                          1700 Pacific Avenue, Suite 3300
                          Dallas, Texas  75201
                          Telefax: 214-969-1715

                 If to Seller:

                          Neddrill Holding B.V.
                          Attn: Mr. F.W. van Riet
                          Coolsingel 139
                          3012 A G Rotterdam
                          The Netherlands
                          Telefax: 31 10 240 5625

                 with a copy to:

                          W. Garney Griggs, Esq.
                          Griggs & Harrison, P.C.
                          1301 McKinney, Suite 3200
                          Houston, Texas  77010
                          Telefax: 713-651-1944

                 If to Parent:

                          Royal Nedlloyd N.V.
                          Attn: Mr. H.H. Meijer
                          Boompjes 40
                          3011 XB Rotterdam
                          The Netherlands
                          Telefax: 31 10 400 6190

                 with a copy to:

                          W. Garney Griggs, Esq.
                          Griggs & Harrison, P.C.
                          1301 McKinney, Suite 3200
                          Houston, Texas  77010
                          Telefax: 713-651-1944

         16.2 Entire Agreement. This Agreement, including the Schedules, Exhibits, Annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof other than the Confidentiality Agreement between Seller and Buyer dated October, 1995.

         16.3 Amendments and Waiver; Rights and Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         16.4 Governing Law. Except as otherwise set forth in Section 10.1(e)(iv), the parties agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, and over which the United States federal courts have subject matter jurisdiction, shall be litigated, if at all, exclusively in the United States District Court for the Southern District of Texas, Houston Division, and, if necessary, the corresponding appellate courts. The parties further agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, and over which the United States federal courts do not have subject matter jurisdiction, shall be litigated, if at all, exclusively in the Courts of the State of Texas, in Harris County, and, if necessary, the corresponding appellate courts. The parties also agree that Texas law exclusively shall govern all terms of this Agreement, including this Section. Seller and Parent expressly submit themselves to the personal jurisdiction of the State of Texas; provided,however, that nothing herein shall require or be construed to constitute the submission by Seller and/or Parent to the personal jurisdiction of the State of Texas with respect to any claim other than those arising under or pursuant to this Agreement.

         16.5    Binding Effect; Assignment; Third Party Benefit.

         (a) This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (by operation of law or otherwise) without the prior written consent of the other party, except that Buyer may upon notice to Seller direct that title to all or part of the Assets be taken in one or more of Buyer's wholly owned subsidiaries (direct or indirect) (a "Buyer Designee"); provided, however, that (i) each Buyer's Designee shall be made a party to this Agreement at or prior to the Closing and (ii) no such designation shall relieve Buyer of any of its duties, liabilities or obligations hereunder.

         (b) Subject to Section 12.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Buyer, Parent and Seller any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         16.6 No Specific Performance. The parties hereto represent and acknowledge that the remedies provided at law for any violation by either party of its obligations set forth in this Agreement would be adequate and, as a result, each party hereto hereby disclaims and waives any right to seek or obtain specific performance for any violation of its rights set forth in this Agreement. Notwithstanding the preceding sentence, the liquidated damages provided for by Section 13.3 shall constitute the sole remedy available to the parties with respect to the matters covered thereby, and any party may seek specific performance of any obligation of another party to pay such liquidated damages.

         16.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         16.8 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

         16.9 Severability of Provisions. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

         16.10 Gender. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         16.11 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

         16.12 Currency. All currency amounts in this Agreement are stated in United States dollars unless otherwise expressly indicated.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.


                                        "BUYER"
                                        NOBLE DRILLING CORPORATION



                                        By: /s/ JAMES C. DAY
                                           ------------------------------------
                                        Name:   James C. Day
                                        Title:  Chairman, President and Chief
                                                Executive Officer


                                        "SELLER"
                                        NEDDRILL HOLDING B.V.



                                        By: /s/ F.W. VAN RIET
                                           ------------------------------------
                                        Name:   F.W. van Riet
                                        Title:  Managing Director


                                        "PARENT"
                                        ROYAL NEDLLOYD N.V.



                                        By: /s/ H.H. MEIJER
                                           ------------------------------------
                                        Name:   H.H. Meijer
                                        Title:  Member of the Managing Board


[The Schedules and Exhibits to this Agreement of Sale and Purchase are listed in the Table of Contents and are omitted herefrom in accordance with Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon its request.]